                                                Filed Pursuant to Rule 424(B)(2)
                                                 Registration File No.:333-61878

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 21, 2001)

                                   $7,611,000
                          LEHMAN BROTHERS HOLDINGS INC.
    S&P 500 (Registered Trademark) INDEX CALLABLE SUNS (Registered Trademark) STOCK UPSIDE NOTE SECURITIES (Registered Trademark) DUE NOVEMBER 6, 2009
                               ------------------

General:

o   Senior unsecured debt securities of Lehman Brothers Holdings.

o Performance linked to the S&P 500 Index, as calculated by Standard & Poor's, a division of McGraw-Hill, Inc.

o   Denominations: $1,000 and whole multiples of $1,000.

o Stated maturity date: November 6, 2009, subject to postponement if a market disruption event occurs.

o Valuation date: November 3, 2009, subject to postponement if a market disruption event occurs.

o Redemption: Lehman Brothers Holdings may redeem the notes at its option at any time from and including November 6, 2005 up to but excluding the stated maturity date, in whole but not in part, at the redemption prices described in this prospectus supplement under "Description of the Notes--Redemption."

o The notes have been approved for listing on the American Stock Exchange under the trading symbol "PSZ.E".

Payments:

o   No interest payments.

o Unless the notes have been previously called for redemption, on the stated maturity date, Lehman Brothers Holdings will pay to you, per $1,000 note, the greater of:

    o   $1,000; and

    o   the alternative redemption amount.

The alternative redemption amount per $1,000 note will be equal to:

                             final index level
                   $1,000 x -------------------
                            initial index level

The initial index level is 1059.02, the closing level of the S&P 500 Index on November 3, 2003.

The final index level will be the closing level of the S&P 500 Index on the valuation date.

     Investing in the notes involves risks. Risk Factors begin on page S-6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ------------------

                                                   PER NOTE        TOTAL
                                                  ----------   -------------
Public offering price .........................      100.0%     $7,611,000
Underwriting discount .........................        2.5%     $  190,275
Proceeds to Lehman Brothers Holdings ..........       97.5%     $7,420,725

     If you purchase at least $1,000,000 principal amount of the notes in any single transaction, the underwriter will refund to you 1% of the public offering price and the underwriting discount will be 1.5%.

                              ------------------

     Lehman Brothers Holdings has granted to the underwriter an option to purchase, within 13 days of the original issuance, up to an additional $1,141,650 aggregate principal amount of notes on the same terms and conditions as set forth above solely to cover over-allotments, if any.

     The notes are expected to be ready for delivery in book-entry form only through The Depository Trust Company on or about November 6, 2003.

                              ------------------

     Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings' securities. It may act as principal or agent in, and this prospectus supplement and the accompanying prospectus may be used in connection with, those transactions. Any such sales will be made at varying prices related to prevailing market prices at the time of sale.
                              ------------------

                                LEHMAN BROTHERS
November 3, 2003

     "SUNS" and "Stock Upside Note Securities" are trademarks of Lehman Brothers Inc. "Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500," and "500" are trademarks of McGraw-Hill, Inc. and have been licensed for use by Lehman Brothers Holdings Inc. The notes, based on the performance of the S&P 500 Index, are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the notes.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THE DOCUMENT. SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

                             ---------------------

                               TABLE OF CONTENTS

                       PROSPECTUS SUPPLEMENT

SUMMARY INFORMATION--Q&A ..............................    S-3
RISK FACTORS ..........................................    S-6
USE OF PROCEEDS AND HEDGING ...........................    S-9
RATIO OF EARNINGS TO FIXED CHARGES ....................    S-9
DESCRIPTION OF THE NOTES ..............................    S-10
THE S&P 500 INDEX .....................................    S-16
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES .........    S-20
BOOK-ENTRY ISSUANCE ...................................    S-24
UNDERWRITING ..........................................    S-26
EXPERTS ...............................................    S-27

                               PROSPECTUS

PROSPECTUS SUMMARY ....................................      2
WHERE YOU CAN FIND MORE INFORMATION  ..................      6
USE OF PROCEEDS AND HEDGING  ..........................      7
RATIO OF EARNINGS TO FIXED CHARGES  ...................      8
DESCRIPTION OF DEBT SECURITIES  .......................      8
DESCRIPTION OF WARRANTS  ..............................     17
DESCRIPTION OF PURCHASE CONTRACTS .....................     22
DESCRIPTION OF UNITS ..................................     25
FORM, EXCHANGE AND TRANSFER ...........................     29
BOOK-ENTRY PROCEDURES AND SETTLEMENT ..................     30
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES .........     32
PLAN OF DISTRIBUTION ..................................     32
ERISA CONSIDERATIONS ..................................     34
LEGAL MATTERS .........................................     35
EXPERTS ...............................................     35

                            SUMMARY INFORMATION--Q&A

This summary highlights selected information from the prospectus supplement and accompanying prospectus to help you understand the notes. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the "Risk Factors" section beginning on page S-6 to determine whether an investment in the notes is appropriate for you.


WHAT ARE THE NOTES?

The notes are a series of senior debt of Lehman Brothers Holdings Inc. ("Lehman Brothers Holdings") whose value is linked to the performance of the S&P 500 Index. See "The S&P 500 Index." The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings, except subordinated debt, and will mature on November 6, 2009, unless redeemed prior to maturity or postponed because a market disruption event occurs on the valuation date. See "Description of the Notes--Determination of alternative redemption amount."


WHO PUBLISHES THE S&P 500 INDEX AND WHAT DOES THE S&P 500 INDEX MEASURE?

The S&P 500 Index is published by Standard & Poor's, a division of McGraw-Hill, Inc. ("S&P"), and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of The New York Stock Exchange, which S&P uses as an assumed model for the composition of the total market.

Please note that an investment in the notes does not entitle you to any ownership or other interest in the stocks of the companies included in the S&P 500 Index.


WHAT PAYMENTS WILL I RECEIVE ON THE NOTES BEFORE MATURITY?

None. No interest payments will be made on the notes. The notes may be redeemed, at the option of Lehman Brothers Holdings, at any time on or after November 6, 2005. See "Description of the Notes--Redemption."


WHAT WILL I RECEIVE IF I HOLD THE NOTES UNTIL THE STATED MATURITY DATE?

Lehman Brothers Holdings has designed the notes for investors who want to protect their investment by receiving at least 100% of the principal amount of their investment on the stated maturity date and who also want to participate in a possible increase in the S&P 500 Index. Unless the notes have been previously called for redemption, on the stated maturity date, you will receive a payment per $1,000 note equal to the greater of:

o   $1,000; and

o   the alternative redemption amount.

The alternative redemption amount per $1,000 note will be equal to:

                           final index level
                 $1,000 x -------------------
                          initial index level

The initial index level is 1059.02, the closing level of the S&P 500 Index on November 3, 2003.

The final index level will be the closing level of the S&P 500 Index on the valuation date, which will normally be the third business day before the stated maturity date. In limited circumstances, the final index level on the valuation date may be adjusted and/or the valuation date may be postponed.

See "Description of the Notes--Determination of alternative redemption amount" and "--Discontinuance of the S&P 500 Index; alteration of method of calculation" for details.

o   AMOUNT PAYABLE AT MATURITY -- EXAMPLES

Here are two examples of hypothetical calculations of the amount payable per $1,000 note on the stated maturity date. In each of these examples, it is assumed that the notes are not redeemed prior to their maturity. In no event shall you receive less than $1,000 per $1,000 note.

EXAMPLE 1. ASSUMING FOR PURPOSES OF THIS EXAMPLE THAT THE FINAL INDEX LEVEL OF THE S&P 500 INDEX ON THE VALUATION DATE IS 1200.00:

Alternative redemption amount per $1,000 note =

                          1200.00
                 $1,000 x -------- = $1,133.12
                          1059.02

As a result, on the stated maturity date, you would receive $1,133.12 per $1,000 note because $1,133.12 is greater than $1,000.

EXAMPLE 2. ASSUMING FOR PURPOSES OF THIS EXAMPLE THAT THE FINAL INDEX LEVEL OF THE S&P 500 INDEX ON THE VALUATION DATE IS 800.00:

Alternative redemption amount per $1,000 note =

                          800.00
                 $1,000 x -------- = $755.42
                          1059.02

As a result, on the stated maturity date, you would receive $1,000 per $1,000 note because $1,000 is greater than $755.42.

CAN THE NOTES BE REDEEMED?

Yes. Lehman Brothers Holdings can redeem the notes at its option at any time from and including November 6, 2005 up to but excluding the stated maturity date, in whole but not in part. The redemption prices are specified in the table set forth under "Description of the Notes--Redemption."

HOW HAS THE S&P 500 INDEX PERFORMED HISTORICALLY?

Lehman Brothers Holdings has provided a table, on page S-18, showing the performance of the S&P 500 Index from January 1, 1998 through November 3, 2003. Lehman Brothers Holdings has provided this historical information to help you evaluate the behavior of the S&P 500 Index so that you can make an informed decision with respect to an investment in the notes. You should realize, however, that past performance is not necessarily indicative of how the S&P 500 Index or the notes will perform in the future.

HOW WILL I BE ABLE TO FIND THE INDEX LEVEL AT ANY POINT IN TIME?

You can obtain the level of the S&P 500 Index at any time from the Bloomberg (Registered Trademark) service under the symbol "SPX." You may also obtain the closing level of the S&P 500 Index at any time from the Standard and Poor's website, at http://www.spglobal.com.


ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

Yes, the notes are subject to a number of risks. See "Risk Factors" beginning on page S-6.

WHAT ABOUT TAXES?

The notes will be subject to U.S. Treasury regulations that apply to contingent payment debt instruments. As a result, although you will receive no cash payments during the term of the notes, you will be subject to federal income tax on the accrual of original issue discount in respect of the notes based on the "comparable yield" of the notes, which will generally be the rate at which Lehman Brothers Holdings could issue a fixed rate debt instrument with terms and conditions similar to the notes. In addition, gain and, to some extent, loss on the sale, exchange or other disposition of notes will generally be ordinary income or loss. See "United States Federal Income Tax Consequences."

WHO IS LEHMAN BROTHERS HOLDINGS?

Lehman Brothers Holdings Inc. is one of the leading global investment banks, serving institutional, corporate, government and high net worth clients and customers. Lehman Brothers Holdings' worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin America and the Asia Pacific region. See "Lehman Brothers Holdings Inc." and "Where You Can Find More Information" on pages 2 and 6 of the accompanying prospectus.

You may request a copy of any document Lehman Brothers Holdings Inc. files with the Securities and Exchange Commission, or the SEC, pursuant to the Securities Exchange Act of 1934, at no cost, by writing or telephoning Lehman Brothers Holdings at the following address, which replaces the address provided in the accompanying prospectus:

       Office of the Corporate Secretary
       399 Park Avenue
       New York, New York 10022
       (212) 526-0858

Lehman Brothers Holdings' principal executive offices are located at the following address, which likewise replaces the address provided in the accompanying prospectus:

       745 Seventh Avenue
       New York, New York 10019
       (212) 526-7000

WHAT IS THE ROLE OF LEHMAN BROTHERS INC.?

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, is the underwriter for the offering and sale of the notes. Lehman Brothers Inc. will also be the calculation agent for purposes of calculating the amount payable to you at maturity. Potential conflicts of interest may exist between Lehman Brothers Inc. and you as a beneficial owner of the notes. See "Risk Factors--Potential conflicts of interest exist because Lehman Brothers Holdings controls Lehman Brothers Inc., which will act as the calculation agent" and "Description of the Notes--Calculation agent."

After the initial offering, Lehman Brothers Inc. intends to buy and sell the notes to create a secondary market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes. However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they are begun.

IN WHAT FORM WILL THE NOTES BE ISSUED?

The notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. This means that you will not receive a certificate for your notes. See "Book-Entry Issuance."

WILL THE NOTES BE LISTED ON A STOCK EXCHANGE?

The notes have been approved for listing on the American Stock Exchange under the trading symbol "PSZ.E". You should be aware that the listing of the notes on the American Stock Exchange will not necessarily ensure that a liquid market will be available for the notes.

                                  RISK FACTORS

You should carefully consider the risk factors provided below as well as the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated in this document by reference. As described in more detail below, the trading price of the notes may vary considerably before the maturity date due, among other things, to fluctuations in the price of the common stocks that make up the S&P 500 Index and other events that are difficult to predict and beyond Lehman Brothers Holdings' control.

You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

THESE NOTES ARE DIFFERENT FROM CONVENTIONAL DEBT SECURITIES OF LEHMAN BROTHERS HOLDINGS IN SEVERAL WAYS.

o IF THE ALTERNATIVE REDEMPTION AMOUNT PER $1,000 NOTE IS LESS THAN OR EQUAL TO $1,000, YOU WILL ONLY RECEIVE THE PRINCIPAL AMOUNT OF THE NOTE ON THE STATED MATURITY DATE. If the final index level is less than the initial index level on the valuation date, then you will only receive the $1,000 principal amount per note, notwithstanding that the closing level of the S&P 500 Index may have been higher than the initial index level at some time during the term of the notes.

o THE PAYMENT YOU RECEIVE AT MATURITY MAY BE LESS THAN THE YIELD ON A CONVENTIONAL DEBT SECURITY OF COMPARABLE MATURITY. The amount Lehman Brothers Holdings pays you on the stated maturity date may be less than the return you could earn on other investments. Because the amount you receive on the stated maturity date may only equal the principal amount, the effective yield to maturity on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Lehman Brothers Holdings. In addition, any return on the notes may not fully compensate you for any opportunity cost to you of investing in the notes when you take into account inflation and other factors relating to the time value of money.

o NO PERIODIC INTEREST WILL BE PAID ON THE NOTES. However, because the notes will be classified as contingent payment debt instruments, they will be considered to be issued with original issue discount. As a result, you will be required to include the original issue discount in income during your ownership of the notes, subject to some adjustments. See "United States Federal Income Tax Consequences."


YOUR MAXIMUM RETURN IS EFFECTIVELY LIMITED BY LEHMAN BROTHERS HOLDINGS' ABILITY TO REDEEM THE NOTES.

Lehman Brothers Holdings may redeem all of the notes at any time from and including November 6, 2005 up to but excluding the stated maturity date. In the event that Lehman Brothers Holdings elects to redeem the notes, you will receive only the redemption price and you will not be entitled to receive the amount otherwise payable on the stated maturity date. The maximum amount that you will be entitled to receive per $1,000 note upon redemption will range from $1,180 to $1,450 depending on the date of redemption.


YOUR RETURN ON THE NOTES COULD BE LESS THAN IF YOU OWNED THE COMMON STOCKS THAT MAKE UP THE S&P 500 INDEX BECAUSE YOUR RETURN WILL NOT
REFLECT DIVIDENDS ON THOSE COMMON STOCKS.

Your return on the notes will not reflect the return you would realize if you actually owned the common stocks included in the S&P 500 Index and received the dividends paid on those stocks. This is because the calculation agent will calculate the amount payable to you by reference to the level of the S&P 500 Index, which is calculated by reference to the prices of the common stocks included in the S&P 500 Index without taking into consideration the value of dividends paid on those stocks.


HISTORICAL VALUES OF THE S&P 500 INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE S&P 500 INDEX DURING THE TERM OF THE NOTES.

The trading prices of the common stocks in the S&P 500 Index will determine the index level. As a result, it is impossible to predict whether the index level will rise or fall. Trading prices of the common stocks in the S&P 500 Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those common stocks are traded and the values of those common stocks themselves.


THE VALUE OF THE NOTES WILL BE AFFECTED BY NUMEROUS FACTORS, SOME OF WHICH ARE RELATED IN COMPLEX WAYS.


The value of the notes in the secondary market will be affected by supply and demand of the notes, the index level at that time, our ability to redeem the notes prior to maturity and a number of other factors, some of which are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the notes before stated maturity may be at a discount, which could be substantial, from their principal amount, if, at that time, the index level is less than, equal to or not sufficiently above the initial index level at such time. A change in a specific factor could have the following impacts on the market value of the notes, assuming all other conditions remain constant.

o VALUE. Lehman Brothers Holdings expects that the market value of the notes will depend substantially on the amount, if any, by which the index level at any given point in time exceeds the initial index level. If you decide to sell your notes when the index level exceeds the initial index level, you may nonetheless receive substantially less than the amount that would be payable on the stated maturity date based on that index level because of expectations that the index level will continue to fluctuate until the alternative redemption amount is determined. If you decide to sell your notes when the level of the index is below the initial index level, you can expect to receive less than the principal amount of the notes. Political, economic and other developments that affect the stocks in the S&P 500 Index may also affect the index level and, thus, the value of the notes.

o INTEREST RATES. The trading value of the notes may be affected by changes in interest rates. In general, if U.S. interest rates change, the trading value of the notes may be adversely affected.

o VOLATILITY OF THE S&P 500 INDEX. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the level of the S&P 500 Index changes, the trading value of the notes may be adversely affected.

o MERGER AND ACQUISITION TRANSACTIONS. Some of the common stocks included in the S&P 500 Index may be affected by mergers and acquisitions, which can contribute to volatility of the S&P 500 Index. Additionally, as a result of a merger or acquisition, one or more common stocks in the S&P 500 Index may be replaced with a surviving or acquiring entity's securities. The surviving or acquiring entity's securities may not have the same characteristics as the common stock originally included in the S&P 500 Index.

o TIME REMAINING TO MATURITY. The value of the notes may be affected by the time remaining to maturity. As the time remaining to the maturity of the notes decreases, this time value may decrease, adversely affecting the trading value of the notes.

o DIVIDEND YIELDS. If dividend yields on the common stocks included in the S&P 500 Index increase, the value of the notes may be adversely affected because the S&P 500 Index does not incorporate the value of those payments.

o LEHMAN BROTHERS HOLDINGS' CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS. Actual or anticipated changes in Lehman Brothers Holdings' credit ratings, financial condition or results may affect the market value of the notes.

o ECONOMIC CONDITIONS AND EARNINGS PERFORMANCE OF THE UNDERLYING COMPANIES. General economic conditions and earnings results of the companies whose common stocks make up the S&P 500 Index and real or anticipated changes in those conditions or results may affect the market value of the notes.

You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the notes attributable to another factor, such as an increase in the index level. In general, assuming all relevant factors are held constant, the effect on the trading value of the notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes.

ADJUSTMENTS TO THE S&P 500 INDEX COULD ADVERSELY AFFECT THE VALUE OF THE NOTES.

The policies of S&P concerning additions, deletions and substitutions of the stocks underlying the S&P 500 Index and the manner in which S&P takes account of certain changes affecting such underlying stock may affect the value of the S&P 500 Index. The policies of S&P with respect to the calculation of the S&P 500 Index could also affect the value of the S&P 500 Index. S&P may discontinue or suspend calculation or dissemination of the S&P 500 Index or materially alter the methodology by which it calculates the S&P 500 Index. Any such actions could affect the value of the notes. See "Description of the Notes--Discontinuance of the S&P 500 Index; alteration of method of calculation" and "The S&P 500 Index."


POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE LEHMAN BROTHERS HOLDINGS CONTROLS LEHMAN BROTHERS INC., WHICH WILL ACT AS THE CALCULATION AGENT.


Lehman Brothers Inc. will act as the calculation agent, which determines the amount you will receive on the notes, whether adjustments should be made to the index level and whether a market disruption event has occurred and which selects a successor index or calculates the final index level in the event of a discontinuance of the S&P 500 Index. As a result, potential conflicts of interest may exist between Lehman Brothers Inc. and you. See "Description of the Notes--Payment on the stated maturity date," "Description of the Notes--Discontinuance of the S&P 500 Index; alteration of method of calculation" and "Description of the Notes--Market disruption events."

PURCHASES AND SALES OF COMMON STOCK UNDERLYING THE S&P 500 INDEX BY LEHMAN BROTHERS HOLDINGS AND ITS AFFILIATES COULD AFFECT THE PRICES OF THOSE COMMON STOCKS OR OTHER EQUITY SECURITIES OR THE LEVEL OF THE S&P 500 INDEX.

Lehman Brothers Holdings and its affiliates, including Lehman Brothers Inc., may from time to time buy or sell shares of common stocks or other equity securities underlying the S&P 500 Index or derivative instruments related to those securities for their own accounts in connection with their normal business practices or in connection with hedging of Lehman Brothers Holdings' obligations under the notes, including on the days the initial index level and final index level are determined. These transactions could affect the prices of those securities or the level of the index. See "Use of Proceeds and Hedging."

FOR TAX PURPOSES, YOU WILL BE REQUIRED TO INCLUDE ORIGINAL ISSUE DISCOUNT IN INCOME AND TO RECOGNIZE ORDINARY INCOME ON ANY DISPOSITION OF THE NOTES.

For United States federal income tax purposes, the notes will be classified as contingent payment debt instruments. As a result, they will be considered to be issued with original issue discount. Although you will receive no cash payments during the term of the notes, you will be required to include this original issue discount in income during your ownership of the notes, subject to some adjustments, based on the "comparable yield" of the notes, which will generally be the rate at which Lehman Brothers Holdings could issue a fixed rate debt instrument with terms and conditions similar to the notes. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of the notes. See "United States Federal Income Tax Consequences."

                          USE OF PROCEEDS AND HEDGING

An amount equal to approximately 32% of the proceeds to be received by Lehman Brothers Holdings from the sale of the notes has been or will be used by Lehman Brothers Holdings or one or more of its subsidiaries before and immediately following the initial offering of the notes to acquire common stocks or other equity securities included in the S&P 500 Index. From time to time, Lehman Brothers Holdings or one or more of its subsidiaries may acquire futures contracts or listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the S&P 500 Index or those common stocks or other equity securities included in the S&P 500 Index, to hedge Lehman Brothers Holdings' obligations under the notes. These hedging techniques will result in negligible initial costs to Lehman Brothers Holdings. See "Use of Proceeds and Hedging" on page 7 of the accompanying prospectus.

From time to time after the initial offering and before the maturity of the notes, depending on market conditions, including the market price of the common stocks or other equity securities included in the S&P 500 Index, Lehman Brothers Holdings expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques. Lehman Brothers Holdings or one or more of its subsidiaries may take long or short positions in those common stocks or those other equity securities or in futures contracts or in listed or over-the-counter options contracts or other derivative or synthetic instruments related to those common stocks or those other equity securities. In addition, Lehman Brothers Holdings or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in notes from time to time and may, in their sole discretion, hold or resell those notes. Lehman Brothers Holdings or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future.

To the extent that Lehman Brothers Holdings or one or more of its subsidiaries has a long hedge position in any of the common stocks or other equity securities that make up the S&P 500 Index, or futures or options contracts or other derivative or synthetic instruments related to those common stocks or other equity securities, Lehman Brothers Holdings or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the maturity of the notes or at or about the time of a change in the common stocks or other equity securities that make up the S&P 500 Index. Depending, among other things, on future market conditions, the aggregate amount and the composition of the positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Certain activity by Lehman Brothers Holdings or one or more of its subsidiaries described above can potentially increase or decrease the prices of the common stocks or other equity securities that are included in the S&P 500 Index and, accordingly, increase or decrease the index level. Although Lehman Brothers Holdings has no reason to believe that any of those activities will have a material impact on the price of the common stocks or other equity securities that make up the S&P 500 Index, these activities could have such an effect.


                       RATIO OF EARNINGS TO FIXED CHARGES


                  Year Ended November 30,                        Nine Months
-----------------------------------------------------------         Ended
    1998         1999        2000        2001        2002      August 31, 2003
-----------   ---------   ---------   ---------   ---------   ----------------
  1.07            1.12        1.14        1.11        1.13           1.26

                            DESCRIPTION OF THE NOTES


GENERAL

You will find information about the notes in two separate documents that progressively provide more detail:

o   the accompanying prospectus; and

o   this prospectus supplement.

Because the terms of the notes may differ from the general information Lehman Brothers Holdings has provided in the prospectus, in all cases you should rely on information in this prospectus supplement over different information in the prospectus. The notes are to be issued as a series of debt securities under the senior indenture, which is more fully described in the prospectus. For a description of the rights attaching to different series of debt securities under the senior indenture, you should refer to the section "Description of Debt Securities" beginning on page 8 of the accompanying prospectus. The notes are "Senior Debt" as described in the accompanying prospectus. Citibank, N.A. is trustee under the senior indenture.

Lehman Brothers Holdings may initially issue up to $7,611,000 ($8,752,650 if the underwriter's over-allotment option is exercised in full) aggregate principal amount of notes. Lehman Brothers Holdings may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the notes. No additional notes can be issued if an event of default has occurred with respect to the notes.

The notes will be issued in denominations of $1,000 and whole multiples of $1,000.


INTEREST

No interest is payable on the notes or the principal amount of the notes. Even though no interest payments will be made on the notes before maturity, you will be subject to federal income tax on the accrual of original issue discount with respect to the notes. See "United States Federal Income Tax Consequences."


PAYMENT ON THE STATED MATURITY DATE

The notes will mature on November 6, 2009, unless postponed because a market disruption event occurs; see "--Determination of alternative redemption amount" below. Unless the notes have been previously called for redemption, you will be entitled to receive per $1,000 note, on the stated maturity date, the greater of:

o   $1,000; and

o   the alternative redemption amount, as described below.

If the alternative redemption amount per $1,000 note is less than or equal to $1,000, because the repayment of your principal amount is protected, you will be entitled to receive $1,000 per $1,000 note on the stated maturity date.


DETERMINATION OF ALTERNATIVE REDEMPTION AMOUNT

The alternative redemption amount per $1,000 note will be determined by the calculation agent and will be equal to:

                         final index level
               $1,000 x -------------------
                        initial index level

The initial index level is 1059.02, the closing level of the S&P 500 Index on November 3, 2003.

The final index level of the S&P 500 Index will be the closing level of the S&P 500 Index on the valuation date, which will normally be the third business day before the stated maturity date. However, if that day is not an exchange business day or if the calculation agent determines that one or more market disruption events have occurred on that day, the calculation agent will determine the final index level by reference to the closing level of the S&P 500 Index on the next succeeding exchange business day on which no market disruption event occurs. This situation will cause the payment you receive to be postponed until three business days after the date on which the final index level is determined.

The "closing level" means the official closing level of the S&P 500 Index as reported by S&P following the close of the regular trading session of The New York Stock Exchange. An "exchange business day" means any day on which The New York Stock Exchange, or the relevant exchange for any successor index, is scheduled to be open for its regular trading session. Trading hours on The New York Stock Exchange are currently from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday.

REDEMPTION

Beginning on November 6, 2005, Lehman Brothers Holdings may redeem the notes, in whole but not in part, at its option on any exchange business day up to but excluding the stated maturity date.

The redemption prices are specified in the table below, in each case expressed as a percentage of the principal amount of the notes to be redeemed:



        Redemption Date           Redemption Price
-------------------------------   ----------------
From and including November 6,
   2005 to and including
   November 5, 2006               118%
From and including November 6,
   2006 to and including
   November 5, 2007               127%
From and including November 6,
   2007 to and including
   November 5, 2008               136%
From and including November 6,
   2008 to and including
   Novmeber 5, 2009               145%

Notice of any redemption will set forth the redemption date and will be mailed at least 30 calendar days before the redemption date to each holder of the notes to be redeemed.

See "Risk Factors--Your maximum return is effectively limited by Lehman Brothers Holdings' ability to redeem the notes."

DISCONTINUANCE OF THE S&P 500 INDEX; ALTERATION OF METHOD OF CALCULATION

If S&P discontinues publication of the S&P 500 Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index, then the final index level will be determined by reference to the level of such successor index at the close of trading on The New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the relevant exchange or market for the successor index on the date that the final index level is to be determined.

Upon any selection by the calculation agent of a successor index, Lehman Brothers Holdings will promptly give notice to the holders of the notes.

If S&P discontinues publication of the S&P 500 Index prior to, and such discontinuance is continuing on, the date the final index level is to be determined and the calculation agent determines that no successor index is available at such time, or if S&P fails to calculate and announce a closing level for the S&P 500 Index on the date the final index level is to be determined, then, on such date, the calculation agent will determine the final index level to be used in computing the alternative redemption amount. The final index level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P 500 Index on the primary exchange or trading system on which such securities trade. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the notes.


If at any time the method of calculating the S&P 500 Index or a successor index, or the final index level thereof, is changed in a material respect, or if the S&P 500 Index or a successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the S&P 500 Index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of trading of the primary exchange or quotation system on which each security comprising the S&P 500 Index or such successor index is traded on the date the final index level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P 500 Index or such successor index, as the case may be, as if such changes or modifications had not been made. The calculation agent will calculate the final index level and the alternative redemption amount with reference to the S&P 500 Index or such successor index, as adjusted. For a definition of "close of trading," see the last bullet point under "--Market disruption events" below.

If the method of calculating the S&P 500 Index or a successor index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (for example, due to a split in the index), then the calculation agent will adjust such index in order to arrive at a level of the S&P 500 Index or such successor index as if it had not been modified (for example, as if such split had not occurred).

MARKET DISRUPTION EVENTS

A market disruption event with respect to the S&P 500 Index will be deemed to have occurred on any day, if the calculation agent determines, in its sole discretion, that any of the following events has occurred:

o A material suspension of or limitation imposed on trading relating to the securities that then comprise 20% or more of the S&P 500 Index or any successor index by the primary exchange or quotation system on which those securities are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by that primary exchange or quotation system or otherwise. Limitations on trading during significant market fluctuations imposed pursuant to New York Stock Exchange Rule 80B or any applicable rule or regulation enacted or promulgated by The New York Stock Exchange, any other exchange, quotation system or market, any other self regulatory organization or the SEC of similar scope or as a replacement for Rule 80B may be considered material.

o A material suspension of or limitation imposed on trading in futures or options contracts relating to the S&P 500 Index or any successor index by the primary exchange or quotation system on which those futures or options contracts are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by that primary exchange or quotation system or otherwise.

o Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the securities that then comprise 20% or more of the S&P 500 Index or any successor index on the primary exchange or quotation system on which those securities are traded at any time during the one-hour period that ends at the close of trading on such day.

o Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the S&P 500 Index or any successor index on the primary exchange or quotation system on which those futures or options contracts are traded at any time during the one-hour period that ends at the close of trading on such day.


o The closure of the primary exchange or quotation system on which securities that then comprise 20% or more of the S&P 500 Index or any successor index are traded or on which futures or options contracts relating to the S&P 500 Index or any successor index are traded prior to its scheduled closing time unless the earlier closing time is announced by the primary exchange or quotation system at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on the primary exchange or quotation system and (2) the submission deadline for orders to be entered into the primary exchange or quotation system for execution at the close of trading on such day.

o Lehman Brothers Holdings, or any of its affiliates, is unable, after using commercially reasonable efforts to unwind or dispose of, or realize, recover or remit the proceeds of, any transactions or assets it deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the notes.

For purposes of determining whether a market disruption event has occurred:

o the relevant percentage contribution of a security to the level of the S&P 500 Index or any successor index will be based on a comparison of (x) the portion of the level of the index attributable to that security and (y) the overall level of the index, in each case immediately before the occurrence of the market disruption event;

o "close of trading" means in respect of any primary exchange or quotation system, the scheduled weekday closing time on a day on which the primary exchange or quotation system is scheduled to be open for trading for its respective regular trading session, without regard to after hours or any other trading outside of the regular trading session hours; and

o   "quotation system" includes bulletin board services.

Under certain circumstances, the duties of Lehman Brothers Inc. as the calculation agent in determining the existence of market disruption events could conflict with the interests of Lehman Brothers Inc. as an affiliate of the issuer of the notes.

Based on the information available to Lehman Brothers Holdings on the date of this prospectus supplement, on October 27, 1997, The New York Stock Exchange suspended all trading during the one-half hour period preceding the close of trading pursuant to New York Stock Exchange Rule 80B. On August 12, 1999, the Chicago Board of Trade suspended all trading after 2:00 p.m., New York City time, because a power failure in the Chicago downtown area caused the CBT to close an hour early. The same power failure also caused the Chicago Board Options Exchange to halt trading for a one-half hour period. On September 16, 1999, stormy weather from Hurricane Floyd led the New York Mercantile and Commodity Exchange and the New York Board of Trade to close early at noon and 1:00 p.m., respectively, New York City time. On June 8, 2001, The New York Stock Exchange suspended all trading during an 85-minute period starting at 10:10 a.m., New York City time, due to a system failure caused by new trading software installed overnight. The system failure at The New York Stock Exchange also caused the Chicago Mercantile Exchange to halt trading in its Standard & Poor's 500 stock index futures contracts and the Standard & Poor's MidCap 400 futures contracts for a 45-minute period. On June 29, 2001, a computer failure at NASDAQ's Trumbull, Connecticut office disabled two of NASDAQ's main trading platforms for approximately two hours. As a result of the breakdown of the trading platforms, NASDAQ was forced to extend its trading deadline that day to 5:00 p.m., New York City time. The terrorist attacks in New York, New York and Washington, D.C. on September 11, 2001 caused all of the principal U.S. exchanges and quotation systems including, among others, The New York Stock Exchange, the Nasdaq National Market and the American Stock Exchange, to suspend trading after the attacks. Trading on the Chicago Mercantile Exchange resumed on September 12, 2001. Trading of equity securities on The New York Stock Exchange, the Nasdaq National Market and the American Stock Exchange resumed on September 17, 2001. Trading of debt securities on The New York Stock Exchange resumed on September 18, 2001 and on the American Stock Exchange on October 1, 2001. The power failure along the East Coast of the United States on August 15, 2003, delayed the start of trading on the American Stock Exchange until 3:45 p.m., New York City time, and caused the bond market to cease trading at 2 p.m., New York City time. If any suspension of trading caused by similar events occurs during the term of the notes, that event could constitute a market disruption event. The existence or non-existence of such circumstances, however, is not necessarily indicative of the likelihood of those circumstances arising or not arising in the future.


HYPOTHETICAL RETURNS


The following table assumes the notes are not redeemed prior to the stated maturity date, and illustrates a range of hypothetical final index levels of the S&P 500 Index:

o   the hypothetical percentage change from the initial index level;

o   the hypothetical alternative redemption amount per $1,000 note;

o the percentage change from $1,000 to the hypothetical alternative redemption amount payable at stated maturity per $1,000 note;

o   the hypothetical total amount payable at stated maturity per $1,000 note;

o   the hypothetical pre-tax total rate of return; and

o   the hypothetical pre-tax annualized rate of return.

                                                     Percentage
                                                       change
                                                  of hypothetical
                                               alternative redemption
                 Hypothetical   Hypothetical       amount payable        Hypothetical
                  percentage     alternative         at stated           total amount    Hypothetical    Hypothetical
 Hypothetical    change from     redemption         maturity per          payable at        pre-tax        pre-tax
  final index   initial index    amount per         $1,000 note        stated maturity    total rate      annualized
     level          level        $1,000 note        over $1,000        per $1,000 note*    of return    rate of return
-------------- --------------- -------------- ----------------------- ----------------- -------------- ---------------
   0.00          -100.00%      $    0.00               -100.00%        $  1,000.00             0.00%          0.00%
 211.80           -80.00          200.00                -80.00            1,000.00             0.00           0.00
 423.61           -60.00          400.00                -60.00            1,000.00             0.00           0.00
 635.41           -40.00          600.00                -40.00            1,000.00             0.00           0.00
 847.22           -20.00          800.00                -20.00            1,000.00             0.00           0.00
1059.02             0.00        1,000.00                  0.00            1,000.00             0.00           0.00
1270.82            20.00        1,200.00                 20.00            1,200.00            20.00           3.09
1482.63            40.00        1,400.00                 40.00            1,400.00            40.00           5.77
1694.43            60.00        1,600.00                 60.00            1,600.00            60.00           8.15

------------
* If Lehman Brothers Holdings has called the notes for redemption in their final year, the maximum amount that you will be entitled to receive per $1,000 note is $1,450.

The above figures are for purposes of illustration only. The actual amount received by investors and the resulting total and annual pre-tax rates of return will depend entirely on the actual final index level and the alternative redemption amount determined by the calculation agent. In particular, the actual index level could be lower or higher than those reflected in the table.

The table above only provides hypothetical return information with regard to notes held to maturity. It is not applicable in the case of notes redeemed prior to the stated maturity date.

You should compare the features of the notes to other available investments before deciding to purchase the notes. Due to the uncertainty concerning the alternative redemption amount, the return on investment with respect to the notes may be higher or lower than the return available on other securities issued by Lehman Brothers Holdings or by others and available through Lehman Brothers Inc. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.


CALCULATION AGENT

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, will act as initial calculation agent for the notes. Pursuant to the calculation agency agreement, Lehman Brothers Holdings may appoint a different calculation agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The calculation agent will determine the amount you receive at the stated maturity of the notes. The calculation agent will determine the alternative redemption amount and whether you will receive the alternative redemption amount or $1,000 per $1,000 note.

In addition, the calculation agent will determine:

o whether adjustments are required to the index level under various circumstances; see "--Discontinuance of the S&P 500 Index; alteration of method of calculation";

o the successor index or final index level if publication of the S&P 500 Index is discontinued; see "--Discontinuance of the S&P 500 Index; alteration of method of calculation"; and

o whether a market disruption event has occurred; see "--Market disruption events."

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on Lehman Brothers Holdings and you. The calculation agent will have no liability for its determinations, except as provided in the calculation agency agreement.

EVENTS OF DEFAULT AND ACCELERATION

If an event of default with respect to any notes has occurred and is continuing, the amount payable to you upon any acceleration permitted under the senior indenture will be equal to, per $1,000 note, the greater of $1,000 and the alternative redemption amount, calculated as though the date of acceleration was the stated maturity date and the date three business days before that date was the valuation date. If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings, the claims of the holder of a note may be limited, under
Section 502(b)(2) of Title 11 of the United States Code, as though the commencement of the proceeding was the stated maturity and the date three business days before that date was the valuation date. See "Description of Debt Securities-- Defaults" beginning on page 13 of the accompanying prospectus.


                               THE S&P 500 INDEX


GENERAL

Lehman Brothers Holdings obtained all information regarding the S&P 500 Index contained in this prospectus supplement, including its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, S&P. S&P has no obligation to continue to publish, and may discontinue publication of, the S&P 500 Index. The consequences of S&P discontinuing publication of the S&P 500 Index are described in the section entitled "Description of the Notes-- Discontinuance of the S&P 500 Index; alteration of method of calculation." Lehman Brothers Holdings does not assume any responsibility for the accuracy or completeness of any information relating to the S&P 500 Index.

The S&P 500 Index is published by S&P and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate market value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of The New York Stock Exchange, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

As of November 3, 2003, the 500 companies included in the S&P 500 Index were divided into 10 industry groups (with the number of companies currently included in each industry group indicated in parentheses): Consumer Discretionary (86), Consumer Staples (37), Energy (23), Financials (83), Health Care (47), Industrials (59), Information Technology (83), Materials (34), Telecommunications Services (12) and Utilities (36).

THE S&P 500 INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE NOTES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE ABLE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE STATED MATURITY DATE.

COMPUTATION OF THE S&P 500 INDEX

While S&P currently employs the following methodology to calculate the S&P 500 Index, no assurance can be given that S&P will not modify or change such methodology in a manner that may affect the alternate amount.

S&P currently computes the S&P 500 Index as of a particular time as follows:

(a) the product of the market price per share and the number of then outstanding shares of each component stock is determined as of such time (such product referred to as the "market value" of such stock);

(b) the market value of all component stocks as of such time (as determined under clause (a) above) are aggregated;

(c) the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(d) the mean average market values of all such common stocks over such base period (as determined under clause (c) above) are aggregated (such aggregate amount being referred to herein as the "base value");

(e) the aggregate market value of all component stocks as of such time (as determined under clause (b) above) is divided by the base value; and

(f) the resulting quotient (expressed in decimals) is multiplied by ten.

S&P adjusts the foregoing formula to negate the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. Such changes may result from such causes as the issuance of stock dividends, the granting to shareholders of rights to purchase additional shares of such stock, the purchase of shares by employees pursuant to employee benefit plans, certain consolidations and acquisitions, the granting to shareholders of rights to purchase other securities of the company, the substitution by S&P of particular component stocks in the S&P 500 Index, and other reasons. In all such cases, S&P first recalculates the aggregate market value of all component stocks (after taking account of the new market price per share of the particular component stock or the new number of outstanding shares thereof or both, as the case may be) and then determines the new base value in accordance with the following formula:

                  new market valueold
old base value x  -------------------- = new base value
                      market value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of such causes upon the S&P 500 Index.

HISTORICAL INFORMATION

The following table sets forth the high and low index level, as well as end-of-quarter closing index levels, of the S&P 500 Index for each quarter in the period from January 1, 1998 through November 3, 2003. The closing index level on November 3, 2003 was 1059.02. We obtained the closing index levels listed below from Bloomberg Financial Markets, and we believe such information to be accurate. The results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the S&P 500 Index in the future.

The value of the S&P 500 Index may decrease so that you will receive a payment at maturity of only $1,000 per $1,000 note. We cannot give you any assurance that the value of the S&P 500 Index will increase so that at maturity you will receive more than $1,000 per $1,000 note.

                                                    High           Low        Period-end
                                                ------------   -----------   ------------
1998
First Quarter ...............................   1105.65         927.69       1101.75
Second Quarter ..............................   1138.49        1077.01       1133.84
Third Quarter ...............................   1186.75         957.28       1017.01
Fourth Quarter ..............................   1241.81         959.44       1229.23
1999
First Quarter ...............................   1316.55        1212.19       1286.37
Second Quarter ..............................   1372.71        1281.41       1372.71
Third Quarter ...............................   1418.78        1268.37       1282.71
Fourth Quarter ..............................   1469.25        1247.41       1469.25
2000
First Quarter ...............................   1527.46        1333.36       1498.58
Second Quarter ..............................   1516.35        1356.56       1454.60
Third Quarter ...............................   1520.77        1419.89       1436.51
Fourth Quarter ..............................   1436.51        1264.74       1320.28

                                                    High           Low        Period-end
                                                ------------   -----------   ------------
2001
First Quarter ...............................   1373.73        1117.58       1160.33
Second Quarter ..............................   1312.83        1103.25       1224.42
Third Quarter ...............................   1236.72         965.80       1040.94
Fourth Quarter ..............................   1170.35        1038.55       1148.08
2002
First Quarter ...............................   1172.51        1080.17       1147.39
Second Quarter ..............................   1146.54         973.53        989.82
Third Quarter ...............................    989.03         797.70        815.28
Fourth Quarter ..............................    938.87         776.76        879.82
2003
First Quarter ...............................    931.66         800.73        848.18
Second Quarter ..............................   1011.66         858.48        974.50
Third Quarter ...............................   1039.58         965.46        995.97
Fourth Quarter (through November 3) .........   1059.02        1018.22       1059.02


LICENSE AGREEMENT BETWEEN S&P AND LEHMAN BROTHERS HOLDINGS

S&P and Lehman Brothers Holdings have entered into a non-exclusive license agreement providing for the license to Lehman Brothers Holdings and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index in connection with certain securities, including the notes.

The license agreement between S&P and Lehman Brothers Holdings provides that the following language must be stated in this prospectus supplement.

The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to Lehman Brothers Holdings is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to Lehman Brothers Holdings or the notes. S&P has no obligation to take the needs of Lehman Brothers Holdings or the holders of the notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to be initially sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS HOLDINGS, HOLDERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of notes as of the date of this prospectus supplement. Except where noted, this summary deals only with a note held as a capital asset by a United States holder who purchases the note on original issue at its initial offering price, and it does not deal with special situations. For example, this summary does not address:

o tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, investors in pass-through entities, tax-exempt entities or insurance companies;

o tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

o tax consequences to holders of notes whose "functional currency" is not the U.S. dollar;

o   alternative minimum tax consequences, if any; or

o   any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your own tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a United States holder of notes.

For purposes of this discussion, a United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

o   a citizen or resident of the United States;

o a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

o an estate the income of which is subject to United States federal income taxation regardless of its source; or

o a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

A Non-United States holder is a holder of notes that is not a United States holder.

ACCRUAL OF INTEREST

The Treasury regulations that apply to contingent payment debt obligations will apply to the notes. All payments on the notes will be taken into account under these Treasury regulations. As discussed more fully below, the effect of these Treasury regulations will be to:

o require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes;

o result in the accrual of original issue discount by you based on the "comparable yield" of the notes even though no cash payments will be made to you; and

o generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, or other disposition of the notes.

Under the contingent payment debt rules, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the "comparable yield" of the notes, which will generally be the rate at which Lehman Brothers Holdings could issue a fixed rate debt instrument with terms and conditions similar to the notes.

Lehman Brothers Holdings is required to provide the comparable yield to you and, solely for tax purposes, is also required to provide a projected payment schedule that estimates the amount and timing of contingent payments on the notes. Lehman Brothers Holdings has determined that the comparable yield is an annual rate of 4.23%, compounded semi-annually. Based on the comparable yield, the projected payment schedule per $1,000 note is $1,285.51 due at maturity. Lehman Brothers Holdings agrees and, by purchasing a note, you agree, for United States federal income tax purposes, to be bound by Lehman Brothers Holdings' determination of the comparable yield and projected payment schedule. As a consequence, for United States federal income tax purposes, you must use the comparable yield determined by us and the projected payments set forth in the projected payment schedule prepared by us in determining your interest accruals, and the adjustments thereto, in respect of the notes.

THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF YOUR INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES AND DO NOT CONSTITUTE A REPRESENTATION REGARDING THE ACTUAL AMOUNT OF THE PAYMENT ON A NOTE.

The amount of original issue discount on a note for each accrual period is determined by multiplying the comparable yield of the note, adjusted for the length of the accrual period, by the note's adjusted issue price at the beginning of the accrual period, determined in accordance with the rules set forth in the contingent payment debt rules. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that you held the note. Lehman Brothers Holdings is required to provide information returns stating the amount of original issue discount accrued on notes held of record by persons other than corporations and other exempt owners.

If an actual contingent payment made on the notes differs from the projected contingent payment, an adjustment will be made for the difference. A positive adjustment, for the amount by which an actual payment exceeds the projected contingent payment, will be treated as additional original issue discount in the current year. A negative adjustment will:

o first, reduce the amount of original issue discount required to be accrued in the current year; and

o second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the note.

SALE, EXCHANGE OR OTHER DISPOSITION OF NOTES

Upon the sale, exchange or other disposition of a note, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the note. Such gain on a note generally will be treated as ordinary income. Loss from the disposition of a note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the note. Any loss in excess of that amount will be treated as capital loss. Special rules apply in determining the tax basis of a note. Your tax basis in a note is generally increased by original issue discount you previously accrued on the note.


NON-UNITED STATES HOLDERS

The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a Non-United States holder of notes. Special rules may apply to certain Non-United States holders, such as controlled foreign corporations, passive foreign investment companies, foreign personal holding companies and certain expatriates, that are subject to special treatment under the Code. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

UNITED STATES FEDERAL WITHHOLDING TAX

The 30% United States federal withholding tax will not apply to any payment, including original issue discount, on a note under the portfolio interest rule provided that:

o interest paid on the note is not effectively connected with your conduct of a trade or business in the United States;

o you do not actually, or constructively, own 10% or more of the total combined voting power of all classes of Lehman Brothers Holdings' voting stock within the meaning of the Code and the Treasury regulations;

o you are not a controlled foreign corporation that is related to Lehman Brothers Holdings through stock ownership;

o   you are not a bank whose receipt of interest on a note is described in
    Section 881(c)(3)(A) of the Code;

o the common stocks in the S&P 500 Index remain traded on an established financial market; and

o (1) you provide your name and address on an IRS Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder or (2) you hold your notes through certain foreign intermediaries and you satisfy the certification requirements of applicable Treasury regulations. Special certification rules apply to holders that are pass-through entities rather than individuals.

If you cannot satisfy the requirements described above, payments, including original issue discount, made to you will be subject to a 30% United States federal withholding tax, unless you provide Lehman Brothers Holdings with a properly executed (1) IRS Form W-8BEN claiming an exemption from, or reduction in, withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. Alternative documentation may be applicable in certain situations.


UNITED STATES FEDERAL INCOME TAX

Any gain or income on a note will generally be subject to United States federal income tax if you are engaged in a trade or business in the United States, and gain or income on the notes is effectively connected with the conduct of that trade or business. In such case, you will be subject to United States federal income tax on such gain or income on a net income basis in the same manner as if you were a United States holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or lower applicable treaty rate, of such amount for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States.


UNITED STATES FEDERAL ESTATE TAX

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on a note, including original issue discount would be eligible for exemption from the 30% withholding tax under the rules described in the bullet points under the heading "--Non-United States holders--United States federal withholding tax," without regard to the certification requirements of the sixth bullet point.


INFORMATION REPORTING AND BACKUP WITHHOLDING

If you are a United States holder of notes, information reporting requirements will generally apply to all payments Lehman Brothers Holdings makes to you and the proceeds from the sale of a note paid to you, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to report in full interest income.

If you are a Non-United States holder of notes, Lehman Brothers Holdings must report annually to the Internal Revenue Service and to you the amount of payments Lehman Brothers Holdings makes to you and the tax withheld with respect to such payments, regardless of whether withholding was required. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding regarding payments Lehman Brothers Holdings makes to you provided that Lehman Brothers Holdings does not have actual knowledge or reason to know that you are a United States holder and Lehman Brothers Holdings has received from you the statement described above under "Non-United States holders--United States federal withholding tax."

In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a note made within the United States or conducted through United States-related intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                              BOOK-ENTRY ISSUANCE

The notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, or DTC, or its nominee. This means that Lehman Brothers Holdings will not issue certificates to you for the notes. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the notes. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.


Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant.


When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the notes on DTC's records. Since you actually own the notes, you are the beneficial owner. Your ownership interest will only be recorded on the direct or indirect participants' records. DTC has no knowledge of your individual ownership of the notes. DTC's records only show the identity of the direct participants and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers like you.

The trustee for the notes will wire payments on the notes to DTC's nominee. Lehman Brothers Holdings and the trustee will treat DTC's nominee as the owner of each global security for all purposes. Accordingly, Lehman Brothers Holdings, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security. Any redemption notices will be sent by Lehman Brothers Holdings directly to DTC, who will in turn inform the direct participants or the indirect participants, who will then contact you as a beneficial holder. If less than all of the notes are being redeemed, DTC will proportionally allot the amount of the interest of each direct participant to be redeemed.

It is DTC's current practice, upon receipt of any payment of interest, distributions or liquidation amount, to proportionally credit direct participants' accounts on the payment date based on their holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to the participants by using an omnibus proxy. Those participants in turn will make payments to and solicit votes from you, the ultimate owner of notes based on customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or Lehman Brothers Holdings.

Notes represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

o DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law and a successor is not appointed by Lehman Brothers Holdings within 90 days; or

o Lehman Brothers Holdings decides to discontinue use of the book-entry system.

If the global security is exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures.

DTC has provided Lehman Brothers Holdings with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC is owned by a number of its direct participants and by The New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.


CLEARSTREAM AND EUROCLEAR

Links have been established among DTC, Clearstream Banking and Euroclear (two European book-entry depositories similar to DTC), to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform those procedures and those procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each U.S. agent of Clearstream and Euroclear, as participants in DTC.

When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive the notes against payment. After settlement, Clearstream or Euroclear will credit its participant's account. Credit for the notes will appear on the next day, European time.

Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer notes against payment. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date; which day would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream or Euroclear participant's account would instead be valued as of the actual settlement date.

                                  UNDERWRITING

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc., the underwriter, all of the notes.

The underwriter has advised Lehman Brothers Holdings that it proposes to initially offer the notes to the public at the public offering price indicated on the cover page of this prospectus supplement, provided that the underwriter will refund 1% of the public offering price for purchasers of at least $1,000,000 of principal amount of the notes in any single transaction. It may also offer notes to certain dealers at the public offering price indicated on the cover page of this prospectus supplement less a concession not in excess of 2.5% of the principal amount of the notes. After the initial public offering of the notes is completed, the public offering price and concessions may be changed.

In connection with the offering, the rules of the SEC permit the underwriter to engage in various transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriter creates a short position in the notes in connection with the offering (that is, if it sells a larger number of the notes than is indicated on the cover page of this prospectus supplement), the underwriter may reduce that short position by purchasing notes in the open market.

In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. Neither Lehman Brothers Holdings nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither Lehman Brothers Holdings nor the underwriter makes any representation that the underwriter will in fact engage in transactions described in this paragraph, or that those transactions, once begun, will not be discontinued without notice.

Lehman Brothers Holdings has granted to the underwriter an option to purchase, at any time within 13 days of the original issuance of the notes, up to $1,141,650 additional aggregate principal amount of notes solely to cover over-allotments. To the extent that the option is exercised, the underwriter will be committed, subject to certain conditions, to purchase the additional notes. If this option is exercised in full, the total public offering price, underwriting discount and proceeds to Lehman Brothers Holdings would be approximately $8,752,650, $218,816 and $8,533,834, respectively.

Lehman Brothers Holdings will pay certain expenses, expected to be approximately $50,000, associated with the offer and sale of the notes.

The underwriter may not confirm sales to any account over which it exercises discretionary authority without the prior written approval of the customer.

Lehman Brothers Holdings has agreed to indemnify the underwriter against some liabilities, including liabilities under the Securities Act of 1933.

The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the NASD regarding an NASD member firm underwriting securities of its affiliate.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriter may agree with Lehman Brothers Holdings to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter's or any selling group member's web site and any information contained in any other web site maintained by the underwriter or selling group member is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by Lehman Brothers Holdings or the underwriter or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

                                    EXPERTS

The consolidated financial statements and financial statement schedule of Lehman Brothers Holdings as of November 30, 2002 and 2001, and for each of the years in the three-year period ended November 30, 2002, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements and accountant's report are incorporated by reference in Lehman Brothers Holdings' annual report on Form 10-K for the year ended November 30, 2002, and incorporated by reference in this prospectus supplement. The consolidated financial statements of Lehman Brothers Holdings referred to above are incorporated by reference in this prospectus supplement in reliance upon the report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

PROSPECTUS



                                 $1,165,000,000


                          LEHMAN BROTHERS HOLDINGS INC.


MAY OFFER--


                                 DEBT SECURITIES
                                    WARRANTS
                               PURCHASE CONTRACTS
                                      UNITS


                                ----------------


     The Securities may be offered in one or more series, in amounts, at prices and on terms to be determined at the time of the offering.




     Lehman Brothers Holdings will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.




     The securities offered pursuant to this prospectus will have an initial aggregate offering price of up to $1,165,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies, subject to reduction as a result of the sale under certain circumstances of other securities.




                               ----------------




     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.




                               ----------------




June 21, 2001

                               PROSPECTUS SUMMARY

     This summary provides a brief overview of the key aspects of Lehman Brothers Holdings and all material terms of the offered securities that are known as of the date of this prospectus. For a more complete understanding of the terms of a particular issuance of offered securities, before making your investment decision, you should carefully read:

     o this prospectus, which explains the general terms of the securities that Lehman Brothers Holdings may offer;

     o the accompanying prospectus supplement for such issuance, which explains the specific terms of the securities being offered and which may update or change information in this prospectus; and

     o the documents referred to in "Where You Can Find More Information" on page 6 for information about Lehman Brothers Holdings, including its financial statements.


                         LEHMAN BROTHERS HOLDINGS INC.

     Lehman Brothers Holdings is one of the leading global investment banks, serving institutional, corporate, government and high-net-worth individual clients and customers. The company's worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin America and the Asia Pacific region.

     The company's business includes capital raising for clients through securities underwriting and direct placements, corporate finance and strategic advisory services, private equity investments, securities sales and trading, research, and the trading of foreign exchange, derivative products and certain commodities. The company acts as a market-maker in all major equity and fixed income products in both the domestic and international markets. The company is a member of all principal securities and commodities exchanges in the United States, as well as the National Association of Securities Dealers, Inc., and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt, Paris and Milan stock exchanges.

     Lehman Brothers Holdings' principal executive office is at Three World Financial Center, New York, New York 10285, and its telephone number is (212) 526-7000.


                THE SECURITIES LEHMAN BROTHERS HOLDINGS MAY OFFER

     Lehman Brothers Holdings may use this prospectus to offer up to $1,165,000,000 of:

     o   debt securities,

     o   warrants,

     o   purchase contracts, and

     o units, comprised of two or more debt securities, warrants and purchase contracts, in any combination.

     A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

     The debt securities, warrants, purchase contracts and units are unsecured obligations of Lehman Brothers Holdings. Since Lehman Brothers Holdings is a holding company, its cash flow and consequent ability to satisfy its obligations under the offered securities are dependent upon the earnings of its subsidiaries and the distribution of those earnings or loans or other payments by those subsidiaries to Lehman Brothers Holdings. Lehman Brothers Holdings' subsidiaries will have no obligation to pay any amount in respect of offered securities or to make any funds available therefor. Dividends, loans and other payments by Lehman Brothers Inc. and certain other subsidiaries are restricted by net capital and other rules of various regulatory bodies. Additionally, the ability of Lehman Brothers Holdings to participate as an equity holder in any distribution of assets of any subsidiary is subordinate to the claims of creditors of the subsidiary, except to the extent that any claims Lehman Brothers Holdings may have as a creditor of the subsidiary are judicially recognized.


DEBT SECURITIES

     Debt securities are unsecured general obligations of Lehman Brothers Holdings in the form of senior or subordinated debt. Senior debt includes Lehman Brothers Holdings' notes, debt and guarantees and any other indebtedness for money borrowed that is not subordinated. Subordinated debt, so designated at the time it is issued, will not be entitled to interest, principal or other payments if payments on the senior debt are not made. The senior and subordinated debt will be issued under separate indentures. Neither indenture limits the amount of debt that Lehman Brothers Holdings may issue.

     Debt securities may bear interest at a fixed or a floating rate and may provide that the amount payable at maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to:

     o   securities of one or more issuers, including Lehman Brothers Holdings,

     o   one or more currencies,

     o   one or more commodities,

     o any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, and/or

     o   one or more indices or baskets of the items described above.

     For any particular debt securities Lehman Brothers Holdings offers, the prospectus supplement will describe the specific designation, the aggregate principal or face amount and the purchase price; the ranking, whether senior or subordinated; the stated maturity; the redemption terms, if any; the rate or manner of calculating the rate and the payment dates for interest, if any; the amount or manner of calculating the amount payable at maturity and whether that amount may be paid by delivering cash, securities or other property; and any other specific terms.


WARRANTS

     Lehman Brothers Holdings may offer two types of warrants:

     o   warrants to purchase Lehman Brothers Holdings' debt securities, and

     o warrants to purchase or sell, or whose cash value is determined by reference to the performance, level or value of, one or more of the following:

         o   securities of one or more issuers, including Lehman Brothers
             Holdings,

         o   one or more currencies,

         o   one or more commodities,

         o any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, and

         o   one or more indices or baskets of the items described above.

     For any particular warrants Lehman Brothers Holdings offers, the prospectus supplement will describe the underlying property; the expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of property or cash to be delivered by you or us upon exercise; and any other specific terms. Lehman Brothers Holdings will issue the warrants under warrant agreements between Lehman Brothers Holdings and one or more warrant agents and may issue warrants under a unit agreement described below.


PURCHASE CONTRACTS

     Lehman Brothers Holdings may offer purchase contracts for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following:

     o   securities of one or more issuers, including Lehman Brothers Holdings,

     o   one or more currencies,

     o   one or more commodities,

     o any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, and

     o   one or more indices or baskets of the items described above.

     For any particular purchase contracts Lehman Brothers Holdings offers, the prospectus supplement will describe the underlying property; the settlement date; the purchase price or manner of determining the purchase price and whether it must be paid when the purchase contract is issued or at a later date; the amount and kind, or the manner of determining the amount and kind, of property or cash to be delivered at settlement; whether the holder will pledge property to secure the performance of any obligations the holder may have under the purchase contract; and any other specific terms. Lehman Brothers Holdings will issue prepaid purchase contracts under an indenture for debt securities described above and may issue purchase contracts under a unit agreement described below.


UNITS

     Lehman Brothers Holdings may offer units, comprised of two or more debt securities, warrants and purchase contracts, in any combination. For any particular units Lehman Brothers Holdings offers, the prospectus supplement will describe the particular securities comprising each unit; the terms on which those securities will be separable, if any; whether the holder will pledge property to secure the performance of any obligations the holder may have under the unit; and any other specific terms of the units. Lehman Brothers Holdings may issue the units under unit agreements between Lehman Brothers Holdings and one or more unit agents.


FORM OF SECURITIES

     Lehman Brothers Holdings will generally issue the securities in book-entry form through one or more depositaries, such as The Depository Trust Company, Euroclear or Clearstream, Luxembourg, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the depositary, unless otherwise stated. Lehman Brothers Holdings will issue the securities only in registered form, without coupons.


PAYMENT CURRENCIES

     Amounts payable in respect of the securities, including the purchase price, will be payable in U.S. dollars, unless the prospectus supplement states otherwise.

LISTING

     If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so state.


                                USE OF PROCEEDS

     Lehman Brothers Holdings will use the net proceeds it receives from any offering of these securities for general corporate purposes, primarily to fund its operating units and subsidiaries. Lehman Brothers Holdings may use some of the proceeds to refinance or extend the maturity of existing debt obligations. Lehman Brothers Holdings may use a portion of the proceeds from the sale of securities to hedge its exposure to payments that it may have to make on such securities as described below under "Use of Proceeds and Hedging".


                             PLAN OF DISTRIBUTION

     Lehman Brothers Holdings may sell the offered securities in any of the following ways:

     o   to or through underwriters or dealers;

     o   by itself directly;

     o   through agents; or

     o   through a combination of any of these methods of sale.

     The prospectus supplement will explain the ways Lehman Brothers Holdings will sell specific securities, including the names of any underwriters and details of the pricing of the securities, as well as the commissions, concessions or discounts Lehman Brothers Holdings is granting the underwriters, dealers or agents.

     If Lehman Brothers Holdings uses underwriters in any sale, the underwriters will buy the securities for their own account and may resell the securities from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities, in accordance with applicable law.

     Lehman Brothers Holdings expects that the underwriters for any offering will include one or more of its broker-dealer affiliates. It also expects that one or more of these affiliates may offer and sell previously issued offered securities as part of their business, and may act as principals or agents in such transactions. Lehman Brothers Holdings or such affiliates may use this prospectus and the related prospectus supplements and pricing supplements in connection with these activities.

                       WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act of 1933, Lehman Brothers Holdings filed a registration statement (No. 333-61878) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

     Lehman Brothers Holdings files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Lehman Brothers Holdings files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows Lehman Brothers Holdings to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Lehman Brothers Holdings files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Lehman Brothers Holdings incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

     o Annual Report on Form 10-K for the year ended November 30, 2000, filed with the SEC on February 28, 2001;

     o Amendment No. 1 to Annual Report on Form 10-K for the year ended November 30, 2000, filed with the SEC on March 9, 2001;

     o Quarterly Report on Form 10-Q for the quarter ended February 28, 2001, filed with the SEC on April 16, 2001;

     o Current Reports on Form 8-K, filed with the SEC on January 4, January 5, February 27, March 13, March 21, April 26 (two filings), May 2, May 22, June 1, June 14 and June 19, 2001.

     All documents Lehman Brothers Holdings files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date affiliates of Lehman Brothers Holdings stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

     You may request a copy of these filings, at no cost, by writing or telephoning Lehman Brothers Holdings at the following address:

      Controller's Office
      Lehman Brothers Holdings Inc.
      Three World Financial Center
      New York, New York 10285
      (212) 526-0660

                            -------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT, AS WELL AS THE INFORMATION INCORPORATED BY REFERENCE. LEHMAN BROTHERS HOLDINGS HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. LEHMAN BROTHERS HOLDINGS IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, THE PROSPECTUS SUPPLEMENT OR ANY DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE APPLICABLE DOCUMENT.

                           USE OF PROCEEDS AND HEDGING

     General. Lehman Brothers Holdings will use the proceeds it receives from the sale of the offered securities for general corporate purposes, principally to:

     o   fund the business of its operating units;

     o fund investments in, or extensions of credit or capital contributions to, its subsidiaries; and

     o lengthen the average maturity of liabilities, by reducing short-term liabilities or re-funding maturing indebtedness.

     Lehman Brothers Holdings expects to incur additional indebtedness in the future to fund its businesses. Lehman Brothers Holdings or an affiliate may enter into one or more swap agreements in connection with sales of the offered securities and may earn additional income from those transactions.

     Hedging. Lehman Brothers Holdings or its subsidiaries may use all or some of the proceeds received from the sale of offered securities to purchase or maintain positions in the securities or other assets underlying the offered securities or assets used to determine the relevant index or indices. Lehman Brothers Holdings or its subsidiaries may also purchase or maintain positions in options, futures contracts, forward contracts or swaps, or options on such securities, or other derivative or similar instruments relating to the relevant index or underlying assets. Lehman Brothers Holdings may also use the proceeds to pay the costs and expenses of hedging any currency, interest rate or other risk relating to offered securities.

     Lehman Brothers Holdings expects that it or its subsidiaries will increase or decrease their initial hedging position over time using techniques which help evaluate the size of any hedge based upon a variety of factors affecting the value of the underlying instrument. These factors may include the history of price changes in that underlying instrument and the time remaining to maturity. Lehman Brothers Holdings may take long or short positions in the underlying instrument, the assets underlying any such instrument or other derivative or similar instruments related thereto. These other hedging activities may occur from time to time before the offered securities mature and will depend on market conditions and the value of the underlying instrument.

     In addition, Lehman Brothers Holdings or its subsidiaries may purchase or otherwise acquire long or short positions in offered securities from time to time and may, in their sole discretion, hold, resell, exercise, cancel or retire such offered securities. Lehman Brothers Holdings or its subsidiaries may also take hedging positions in other types of appropriate financial instruments that may become available in the future.

     If Lehman Brothers Holdings or its subsidiaries have long hedge positions in, options contracts in, or other derivative or similar instruments related to, the underlying assets or measures, Lehman Brothers Holdings or its subsidiaries may liquidate all or a portion of their holdings at or about the time of the maturity of the offered securities. The aggregate amount and type of such positions are likely to vary over time depending on future market conditions and other factors. Lehman Brothers Holdings is only able to determine profits or losses from any such position when the position is closed out and any offsetting position or positions are taken into account.

     Lehman Brothers Holdings has no reason to believe that its hedging activities will have a material impact on the price of such options, swaps, futures contracts, options on the foregoing, or other derivative or similar instruments, or on the value of the underlying securities, index (or the assets underlying the index), currency, commodity or interest rate. However, Lehman Brothers Holdings cannot guarantee to you that its hedging activities will not affect such prices or value. Lehman Brothers Holdings will use the remainder of the proceeds from the sale of offered securities for general corporate purposes as described above.

                      RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                               THREE
                                                                                                               MONTHS
                                                                YEAR ENDED NOVEMBER 30,                        ENDED
                                               ---------------------------------------------------------    FEBRUARY 28,
                                                  1996        1997        1998        1999        2000          2001
                                               ---------   ---------   ---------   ---------   ---------   -------------
Ratio of Earnings to Fixed Charges .........       1.06        1.07        1.07        1.12        1.14          1.12


                         DESCRIPTION OF DEBT SECURITIES

     Please note that in this section entitled "Description of Debt Securities", references to Lehman Brothers Holdings refer only to Lehman Brothers Holdings and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own debt securities registered in their own names, on the books that Lehman Brothers Holdings or the trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled "Book-Entry Procedures and Settlement".


GENERAL

     The debt securities offered by this prospectus will be unsecured obligations of Lehman Brothers Holdings and will be either senior or subordinated debt. Senior debt will be issued under a senior debt indenture. Subordinated debt will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures". The indentures (including all amendments and a separate related document containing standard multiple series indenture provisions) have been filed with the SEC and are incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain copies of the indentures by following the directions on page 6 or by contacting the applicable indenture trustee.

     A form of each debt security, reflecting the particular terms and provisions of a series of offered debt securities, has been filed with the SEC or will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of any form of debt security when it has been filed by following the directions on page 6 or by contacting the applicable indenture trustee.

     The following briefly summarizes the material provisions of the indentures and the debt securities. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. As you read this section, please remember that the specific terms of your debt security as described in the prospectus supplement will supplement and, if applicable, modify or replace the general terms described in this section. You should read carefully the particular terms of a series of debt securities, which will be described in more detail in the prospectus supplement. If there are differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements made in this section may not apply to your debt security.

     Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, the trustee under the senior debt indenture will be Citibank, N.A., and the trustee under the subordinated debt indenture will be The Chase Manhattan Bank (formerly known as Chemical Bank).

     The indentures provide that unsecured senior or subordinated debt securities of Lehman Brothers Holdings may be issued in one or more series, with different terms, in each case as authorized from time to time by Lehman Brothers Holdings. Lehman Brothers Holdings also has the right to "reopen" a previous issue of a series of debt securities by issuing additional debt securities of such series.


TYPES OF DEBT SECURITIES

     Lehman Brothers Holdings may issue fixed rate debt securities, floating rate debt securities or indexed debt securities.

     Fixed and Floating Rate Debt Securities

     Fixed rate debt securities will bear interest at a fixed rate described in the prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are often issued at a price lower than the principal amount. Federal income tax consequences and other special considerations applicable to any debt securities issued by Lehman Brothers Holdings at a discount will be described in the applicable prospectus supplement.

     Upon the request of the holder of any floating rate debt security, the calculation agent will provide for that debt security the interest rate then in effect, and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

     All percentages resulting from any interest rate calculation relating to a debt security will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point. All amounts used in or resulting from any calculation relating to a debt security will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

     In determining the base rate that applies to a floating rate debt security during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the prospectus supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant floating rate debt securities and its affiliates, and they may include affiliates of Lehman Brothers Holdings.


     Indexed Debt Securities

     Lehman Brothers Holdings may also offer indexed debt securities, which may be fixed or floating rate debt securities or bear no interest. An indexed debt security provides that the amount payable at its maturity, and/or the amount of interest (if any) payable on an interest payment date, will be determined by reference to:

     o   securities of one or more issuers, including Lehman Brothers Holdings,

     o   one or more currencies,

     o   one or more commodities,

     o any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, which may include any credit event (as defined in the prospectus supplement) relating to any company or companies or other entity or entities (which may include a government or governmental agency) other than Lehman Brothers Holdings, and/or

     o   one or more indices or baskets of the items described above.

     Each instrument, measure or event described above is referred to as an "index property". If you are a holder of an indexed debt security, you may receive an amount at maturity that is greater than or less than the face amount of your debt security depending upon the value of the applicable index property at maturity. The value of the applicable index property will fluctuate over time.

     An indexed debt security may provide either for cash settlement or for physical settlement by delivery of the index property or another property of the type listed above. An indexed debt security may also provide that the form of settlement may be determined at Lehman Brothers Holdings' option or at the holder's option. Some indexed debt securities may be exchangeable, at Lehman Brothers Holdings' option or the holder's option, for securities of an issuer other than Lehman Brothers Holdings.

     If you purchase an indexed debt security, the prospectus supplement will include information about the relevant index property, about how amounts that are to become payable will be determined by reference to the price or value of that index property and about the terms on which the security may be settled physically or in cash.

     No holder of an indexed debt security will, as such, have any rights of a holder of the index property referenced in the debt security or deliverable upon settlement, including any right to receive payment thereunder.

INFORMATION IN THE PROSPECTUS SUPPLEMENT

     The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

     o   the title;

     o   whether senior or subordinated debt;

     o   the total principal amount offered;

     o the percentage of the principal amount at which the securities will be sold and, if applicable, the method of determining the price;

     o   the maturity date or dates;

     o whether the debt securities are fixed rate debt securities, floating rate debt securities or indexed debt securities;

     o if the debt securities are fixed rate debt securities, the yearly rate at which the debt security will bear interest, if any, and the interest payment dates;

     o if the debt security is an original issue discount debt security, the yield to maturity;

     o if the debt securities are floating rate debt securities, the interest rate basis; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; the day count used to calculate interest payments for any period;

     o the date or dates from which interest, if any, will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

     o if the debt securities are indexed debt securities, the amount Lehman Brothers Holdings will pay you at maturity, the amount of interest, if any, Lehman Brothers Holdings will pay you on an interest payment date or the formula Lehman Brothers Holdings will use to calculate these amounts, if any, and the terms on which your debt security will be exchangeable for or payable in cash, securities or other property;

     o if the index property is an index, the method of providing for a substitute index or indices or otherwise determining the amount payable on the indexed debt securities if any index changes or ceases to be made available by its publisher;

     o if other than in United States dollars, the currency or currency unit in which the securities are denominated and in which payment will be made;

     o   any provisions for the payment of additional amounts for taxes;

     o the denominations in which the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

     o the terms and conditions on which the securities may be redeemed at the option of Lehman Brothers Holdings;

     o any obligation of Lehman Brothers Holdings to redeem, purchase or repay the securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

     o any provisions for the discharge of Lehman Brothers Holdings' obligations relating to the securities by deposit of funds or United States government obligations;

     o the names and duties of any co-trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

     o any material provisions of the applicable indenture described in this prospectus that do not apply to the securities; and

     o   any other specific terms of the securities.

     The terms on which a series of debt securities may be convertible into or exchangeable for other securities of Lehman Brothers Holdings or any other entity will be set forth in the prospectus supplement relating to such series. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Lehman Brothers Holdings. The terms may include provisions pursuant to which the number of other securities to be received by the holders of such series of debt securities may be adjusted.


PAYMENT AND PAYING AGENTS

     Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the principal corporate trust office of the relevant trustee in New York City. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office of the relevant trustee in New York City, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the prospectus supplement.


CALCULATION AGENTS

     Calculations relating to floating rate debt securities and indexed debt securities will be made by the calculation agent, an institution that Lehman Brothers Holdings appoints as its agent for this purpose. That institution may include any affiliate of Lehman Brothers Holdings, such as Lehman Brothers Inc. Lehman Brothers Holdings may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change. The initial calculation agent will be identified in the prospectus supplement.


SENIOR DEBT

     The senior debt securities will be issued under the senior debt indenture and will rank on an equal basis with all other unsecured debt of Lehman Brothers Holdings except subordinated debt.


SUBORDINATED DEBT

     The subordinated debt securities will be issued under the subordinated debt indenture and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all "senior debt" (as defined below) of Lehman Brothers Holdings.

     If Lehman Brothers Holdings defaults in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Lehman Brothers Holdings cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

     If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Lehman Brothers Holdings, its creditors or its property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

     Furthermore, if Lehman Brothers Holdings defaults in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all senior debt will first be entitled to receive payment in full in cash before holders of such debt can receive any payments.

   "Senior debt" means:

   (1) the principal, premium, if any, and interest in respect of (A) indebtedness of Lehman Brothers Holdings for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by Lehman Brothers Holdings, including the senior debt securities;

   (2)   all capitalized lease obligations of Lehman Brothers Holdings;

   (3) all obligations of Lehman Brothers Holdings representing the deferred purchase price of property; and

   (4) all deferrals, renewals, extensions and refundings of obligations of the type referred to in clauses (1) through (3);

but senior debt does not include:

   (a)   subordinated debt securities;

   (b) any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, subordinated debt securities;

   (c) indebtedness for goods or materials purchased in the ordinary course of business or for services obtained in the ordinary course of business or indebtedness consisting of trade payables; and

   (d) indebtedness that is subordinated to an obligation of Lehman Brothers Holdings of the type specified in clauses (1) through (4) above.

     The effect of clause (d) is that Lehman Brothers Holdings may not issue, assume or guarantee any indebtedness for money borrowed which is junior to the senior debt securities and senior to the subordinated debt securities.


COVENANTS

     Limitations on Liens. The indentures provide that Lehman Brothers Holdings will not, and will not permit any designated subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of common stock of any designated subsidiary, without providing that each series of debt securities and, at Lehman Brothers Holdings' option, any other indebtedness ranking equally and ratably with such indebtedness, is secured equally and ratably with (or prior to) such other secured indebtedness.

     "Designated subsidiary" means any subsidiary of Lehman Brothers Holdings, the consolidated net worth of which represents at least 5% of the consolidated net worth of Lehman Brothers Holdings. As of February 28, 2001, the designated subsidiaries were Lehman Brothers Bancorp Inc., Lehman Brothers Bank, FSB, Lehman Brothers Inc., Lehman Brothers Holdings Plc, Lehman Brothers (International) Europe, Lehman Brothers Japan Inc., Lehman Brothers U.K. Holdings (Delaware) Inc., Lehman Brothers UK Holdings Ltd., Lehman Commercial Paper Inc., LCPI Properties Inc., LW-LP Inc., Lehman Re Ltd. and Structured Asset Securities Corp.

     Limitations on Mergers and Sales of Assets. The indentures provide that Lehman Brothers Holdings will not merge or consolidate or transfer or lease all or substantially all its assets, and another person may not transfer or lease all or substantially all of its assets to Lehman Brothers Holdings unless:

     o   either (1) Lehman Brothers Holdings is the continuing corporation, or
         (2) the successor corporation, if other than Lehman Brothers Holdings, is a U.S. corporation and expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture and

     o immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture.

     Other than the restrictions described above, the indentures do not limit the amount of debt or other securities that Lehman Brothers Holdings may issue or contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.


MODIFICATION OF THE INDENTURES

     Under the indentures, Lehman Brothers Holdings and the relevant trustee can enter into supplemental indentures to establish the form and terms of any new series of debt securities without obtaining the consent of any holder of debt securities.

     Lehman Brothers Holdings and the trustee may, with the consent of the holders of at least 662/3% in aggregate principal amount of the debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series to be affected.

     No such modification may, without the consent of the holder of each security so affected:

     o   extend the fixed maturity of any such securities,

     o reduce the rate or change the time of payment of interest on such securities,

     o reduce the principal amount of such securities or the premium, if any, on such securities,

     o change any obligation of Lehman Brothers Holdings to pay additional amounts,

     o reduce the amount of the principal payable on acceleration of any securities issued originally at a discount,

     o adversely affect the right of repayment or repurchase at the option of the holder,

     o   reduce or postpone any sinking fund or similar provision,

     o change the currency or currency unit in which any such securities are payable or the right of selection thereof,

     o impair the right to sue for the enforcement of any such payment on or after the maturity of such securities,

     o reduce the percentage of securities referred to above whose holders need to consent to the modification or a waiver without the consent of such holders,

     o change any obligation of Lehman Brothers Holdings to maintain an office or agency.


DEFAULTS

     Each indenture provides that events of default regarding any series of debt securities will be:

     o failure to pay required interest on any debt security of such series for 30 days;

     o failure to pay principal or premium, if any, on any debt security of such series when due;

     o failure to make any required scheduled installment payment for 30 days on debt securities of such series;

     o failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series; and

     o   certain events of bankruptcy or insolvency, whether voluntary or not.

     If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable. Lehman Brothers Holdings is required to file annually with the trustee a statement of an officer as to the fulfillment by Lehman Brothers Holdings of its obligations under the indenture during the preceding year.

     No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

     Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding such series. The trustee generally will not be requested, ordered or directed by any of the holders of debt securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity.

     If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series.

     Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder's debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.


DEFEASANCE

     Except as may otherwise be set forth in an accompanying prospectus supplement, after Lehman Brothers Holdings has deposited with the trustee, cash or government securities, in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, then:

     o if the terms of the debt securities so provide, Lehman Brothers Holdings will be deemed to have paid and satisfied its obligations on all outstanding debt securities of such series, which is known as "defeasance and discharge"; or

     o Lehman Brothers Holdings will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on such debt securities, relating to the debt securities of such series, which is known as "covenant defeasance".

     When there is a defeasance and discharge, (1) the applicable indenture will no longer govern the debt securities of such series, (2) Lehman Brothers Holdings will no longer be liable for payment and (3) the holders of such debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, Lehman Brothers Holdings will continue to be obligated to make payments when due if the deposited funds are not sufficient.

     For a discussion of the principal United States federal income tax consequences of covenant defeasance and defeasance and discharge, see the discussion of United States federal income tax consequences in the prospectus supplement.


PAYMENT OF ADDITIONAL AMOUNTS

     If so noted in the applicable prospectus supplement for a particular issuance, Lehman Brothers Holdings will pay to the holder of any debt security who is a "United States Alien" (as defined below) such additional amounts as may be necessary so that every net payment of principal of and interest on the debt security, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon the holder by the United States or any taxing authority thereof or therein, will not be less than the amount provided in such debt security to be then due and payable. Lehman Brothers Holdings will not be required, however, to make any payment of additional amounts for or on account of:

     o any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor), being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States, or (2) the presentation of a debt security for payment after 10 days;

     o any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

     o any tax, assessment or other governmental charge imposed by reason of such holder's past or present status as a passive foreign investment company, a controlled foreign corporation, a personal holding company or foreign personal holding company with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

     o any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of, or interest on, such debt security;

     o any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, any debt security if such payment can be made without withholding by any other paying agent;

     o any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the holder or beneficial owner of such debt security, if such compliance is required by statute or by regulation of the United States Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

     o any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the Code and the regulations that may be promulgated thereunder) of Lehman Brothers Holdings, or (2) a controlled foreign corporation with respect to Lehman Brothers Holdings within the meaning of the Code; or

     o   any combinations of items identified in the bullet points above.

     In addition, Lehman Brothers Holdings will not be required to pay any additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security to the extent that a beneficiary or settlor with respect to such fiduciary, or a member of such partnership or a beneficial owner thereof would not have been entitled to the payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the debt security.

     The term "United States Alien" means any corporation, partnership, individual or fiduciary that is, as to the United States, a foreign corporation, a nonresident alien individual, a nonresident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a nonresident alien individual or a nonresident fiduciary of a foreign estate or trust.


REDEMPTION UPON A TAX EVENT

     If so noted in the applicable prospectus supplement for a particular issuance, the debt securities may be redeemed at the option of Lehman Brothers Holdings in whole, but not in part, on not more than 60 days' and not less than 30 days' notice, at a redemption price equal to 100% of their principal amount, if Lehman Brothers Holdings determines that as a result of a "change in tax law" (as defined below):

     o Lehman Brothers Holdings has or will become obligated to pay additional amounts as described under the heading "--Payment of Additional Amounts" on any debt security, or

     o there is a substantial possibility that Lehman Brothers Holdings will be required to pay such additional amounts.

     A "change in tax law" that would trigger the provisions of the preceding paragraph is any change in or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, or any proposed change in the laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of the laws, treaties, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) or any other action (other than an action predicated on law generally known on or before the date of the applicable prospectus supplement for the particular issuance of debt securities to which this section applies except for proposals before the Congress prior to that date) taken by any taxing authority or a court of competent jurisdiction in the United States, or the official proposal of the action, whether or not the action or proposal was taken or made with respect to Lehman Brothers Holdings.

     Prior to the publication of any notice of redemption, Lehman Brothers Holdings shall deliver to the Trustee (1) an officers' certificate stating that Lehman Brothers Holdings is entitled to effect the aforementioned redemption and setting forth a statement of facts showing that the conditions precedent to the right of Lehman Brothers Holdings so to redeem have occurred, and (2) an opinion of counsel to such effect based on such statement of facts.


GOVERNING LAW

     Unless otherwise stated in the prospectus supplement, the debt securities and the indentures will be governed by New York law.


CONCERNING THE TRUSTEES

     Lehman Brothers Holdings has had and may continue to have banking and other business relationships with the trustees in the ordinary course of business.

                             DESCRIPTION OF WARRANTS

     Please note that in this section entitled "Description of Warrants", references to Lehman Brothers Holdings refer only to Lehman Brothers Holdings and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own warrants registered in their own names, on the books that Lehman Brothers Holdings or its agent maintains for this purpose, and not those who own beneficial interests in warrants registered in street name or in warrants issued in book-entry form through one or more depositaries. Owners of beneficial interests in the warrants should read the section below entitled "Book-Entry Procedures and Settlement".


GENERAL

     Lehman Brothers Holdings may issue warrants that are debt warrants or universal warrants. Lehman Brothers Holdings may offer warrants separately or together with its debt securities. Lehman Brothers Holdings may also offer warrants together with other warrants, purchase contracts and debt securities in the form of units, as summarized below in "Description of Units".

     Lehman Brothers Holdings may issue warrants in such amounts or in as many distinct series as Lehman Brothers Holdings wishes. This section summarizes terms of the warrants that apply generally to all series. Most of the financial and other specific terms of your warrant will be described in the prospectus supplement. Those terms may vary from the terms described here.

     The warrants of a series will be issued under a separate warrant agreement to be entered into between Lehman Brothers Holdings and one or more banks or trust companies, as warrant agent, as set forth in the prospectus supplement, and, if part of a unit, may be issued under a unit agreement as described below under "Description of Units". A form of each warrant agreement, including a form of warrant certificate representing each warrant, reflecting the particular terms and provisions of a series of offered warrants, will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of any form of warrant agreement when it has been filed by following the directions on page 6 or by contacting the applicable warrant agent.

     The following briefly summarizes the material provisions of the warrant agreements and the warrants. As you read this section, please remember that the specific terms of your warrant as described in the prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. You should read carefully the prospectus supplement and the more detailed provisions of the warrant agreement and the warrant certificate, including the defined terms, for provisions that may be important to you. If there are differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements made in this section may not apply to your warrant.


TYPES OF WARRANTS

     Lehman Brothers Holdings may issue debt warrants or universal warrants.

     Debt Warrants

     Lehman Brothers Holdings may issue warrants for the purchase of its debt securities on terms to be determined at the time of sale. This type of warrant is referred to as a "debt warrant".

     Universal Warrants

     Lehman Brothers Holdings may also issue warrants, on terms to be determined at the time of sale, for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following:

     o   securities of one or more issuers, including Lehman Brothers Holdings,

     o   one or more currencies,

     o   one or more commodities,

     o any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, which may include any credit event (as defined in the prospectus supplement) relating to any company or companies or other entity or entities (which may include a government or governmental agency), and

     o   one or more indices or baskets of the items described above.

     This type of warrant is referred to as a "universal warrant". Each instrument, measure or event described above is referred to as a "warrant property".

     Lehman Brothers Holdings may satisfy its obligations, if any, with respect to any universal warrants by delivering:

     o   the warrant property,

     o the cash value (as defined in the prospectus supplement) of the warrant property, or

     o the cash value of the warrants determined by reference to the performance, level or value of the warrant property.

     The prospectus supplement will describe what Lehman Brothers Holdings may deliver to satisfy its obligations with respect to any universal warrants. Any securities deliverable by Lehman Brothers Holdings with respect to any universal warrants will be freely transferable by the holder.


INFORMATION IN THE PROSPECTUS SUPPLEMENT

     The prospectus supplement may contain, where applicable, the following information about your warrants:

     o the specific designation and aggregate number of, and the price at which Lehman Brothers Holdings will issue, the warrants,

     o the currency or currency unit with which the warrants may be purchased and in which any payments due to or from the holder upon exercise must be made,

     o the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants,

     o whether and under what circumstances the warrants may be cancelled by Lehman Brothers Holdings prior to their expiration date, in which case the holders will be entitled to receive only the applicable cancellation amount, which may be either a fixed amount or an amount that varies during the term of the warrants in accordance with a schedule or formula,

     o whether the warrants will be issued in global or non-global form, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security or purchase contract included in that unit,

     o the identities of the warrant agent, any depositaries and any paying, transfer, calculation or other agents for the warrants,

     o any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed,

     o whether the warrants are to be sold separately or with other securities, as part of units or otherwise, and if the warrants are to be sold with the securities of another company or other companies, certain information regarding such company or companies, and

     o   any other terms of the warrants.

     If warrants are issued as part of a unit, the prospectus supplement will specify whether the warrants will be separable from the other securities in the unit before the warrants' expiration date. A warrant issued in a unit in the United States may not be so separated before the 91st day after the unit is issued.

     No holder of a warrant will, as such, have any rights of a holder of the debt securities or warrant property purchasable under or in the warrant, including any right to receive payment thereunder.


ADDITIONAL INFORMATION IN THE PROSPECTUS SUPPLEMENT

     Debt Warrants

     If you purchase debt warrants, the prospectus supplement may contain, where appropriate, the following additional information about the debt warrants:

     o the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the debt warrants,

     o whether the exercise price may be paid in cash, by the exchange of any debt warrants or other securities or both and the method of exercising the debt warrants, and

     o the designation, terms and amount of debt securities, if any, to be issued together with each of the debt warrants and the date, if any, after which the debt warrants and debt securities will be separately transferable.

     After the close of business on the expiration date (or such later date to which the expiration date may be extended by Lehman Brothers Holdings), unexercised debt warrants will become void.

     Universal Warrants

     If you purchase universal warrants, the prospectus supplement may contain, where appropriate, the following additional information about the universal warrants:

     o whether the universal warrants are put warrants (entitling the holder to sell the warrant property or receive the cash value of the right to sell the warrant property), call warrants (entitling the holder to buy the warrant property or receive the cash value of the right to buy the warrant property), or spread warrants (entitling the holder to receive a cash value determined by reference to the amount, if any, by which a specified reference value of the warrant property at the time of exercise exceeds a specified base value of the warrant property),

     o the warrant property or cash value, and the amount or method for determining the amount of warrant property or cash value, deliverable upon exercise of each universal warrant,

     o the price at which and the currency with which the warrant property may be purchased or sold upon the exercise of each universal warrant, or the method of determining that price,

     o whether the exercise price may be paid in cash, by the exchange of any universal warrants or other securities or both, and the method of exercising the universal warrants,

     o whether the exercise of the universal warrants is to be settled in cash or by delivery of the warrant property or both and whether settlement will occur on a net basis or a gross basis,

     o the minimum number, if any, of universal warrants that must be exercised at any one time, other than upon automatic exercise,

     o the maximum number, if any, of universal warrants that may, subject to election by Lehman Brothers Holdings, be exercised by all owners (or by any person or entity) on any day,

     o any provisions for the automatic exercise of the warrants at expiration or otherwise,

     o if the warrant property is an index, the method of providing for a substitute index or indices or otherwise determining the amount payable in connection with the exercise of the warrants if any index changes or ceases to be made available by its publisher, and

     o whether, following the occurrence of a market disruption event or force majeure event (as defined in the prospectus supplement), the cash settlement value of a universal warrant will be determined on a different basis than under normal circumstances.

CALCULATION AGENTS

     Calculations relating to universal warrants will be made by the calculation agent, an institution that Lehman Brothers Holdings appoints as its agent for this purpose. That institution may be an affiliate of Lehman Brothers Holdings, such as Lehman Brothers Inc. Lehman Brothers Holdings may appoint a different institution to serve as calculation agent from time to time after the original issue date of the warrant without your consent and without notifying you of the change. The initial calculation agent will be identified in the prospectus supplement.


NO LIMIT ON ISSUANCE OF WARRANTS

     The warrant agreements do not limit the number of warrants or other securities that Lehman Brothers Holdings may issue.


MODIFICATIONS

     Lehman Brothers Holdings and the relevant warrant agent may, without the consent of the holders, amend each warrant agreement and the terms of each issue of warrants, for the purpose of curing any ambiguity or of correcting or supplementing any defective or inconsistent provision, or in any other manner that Lehman Brothers Holdings may deem necessary or desirable and that will not adversely affect the interests of the holders of the outstanding unexercised warrants in any material respect.

     Lehman Brothers Holdings and the relevant warrant agent also may, with the consent of the holders of at least a majority in number of the outstanding unexercised warrants affected, modify or amend the warrant agreement and the terms of the warrants.

     No such modification or amendment may, without the consent of the holders of each warrant affected:

     o   reduce the amount receivable upon exercise, cancellation or expiration,

     o   shorten the period of time during which the warrants may be exercised,

     o otherwise materially and adversely affect the exercise rights of the beneficial owners of the warrants, or

     o reduce the percentage of outstanding warrants whose holders must consent to modification or amendment of the applicable warrant agreement or the terms of the warrants.


MERGER AND SIMILAR TRANSACTIONS PERMITTED; NO RESTRICTIVE COVENANTS OR EVENTS OF DEFAULT

     Warrant agreements will not restrict Lehman Brothers Holdings' ability to merge or consolidate with, or sell its assets to, another firm or to engage in any other transactions. If at any time there is a merger or consolidation involving Lehman Brothers Holdings or a sale or other disposition of all or substantially all of the assets of Lehman Brothers Holdings, the successor or assuming company will be substituted for Lehman Brothers Holdings, with the same effect as if it had been named in the warrant agreement and in the warrants as Lehman Brothers Holdings. Lehman Brothers Holdings will be relieved of any further obligation under the warrant agreement or warrants, and, in the event of any such merger, consolidation, sale or other disposition, Lehman Brothers Holdings as the predecessor corporation may at any time thereafter be dissolved, wound up or liquidated.

     Warrant agreements will not include any restrictions on Lehman Brothers Holdings' ability to put liens on its assets, including Lehman Brothers Holdings' interests in its subsidiaries, nor will they provide for any events of default or remedies upon the occurrence of any events of default.


WARRANT AGREEMENTS WILL NOT BE QUALIFIED UNDER TRUST INDENTURE ACT

     No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

ENFORCEABILITY OF RIGHTS BY BENEFICIAL OWNER

     Each warrant agent will act solely as an agent of Lehman Brothers Holdings in connection with the issuance and exercise of the applicable warrants and will not assume any obligation or relationship of agency or trust for or with any registered holder of or owner of a beneficial interest in any warrant. A warrant agent will have no duty or responsibility in case of any default by Lehman Brothers Holdings under the applicable warrant agreement or warrant certificate, including any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon Lehman Brothers Holdings.

     Holders may, without the consent of the applicable warrant agent, enforce by appropriate legal action, on their own behalf, their right to exercise their warrants, to receive debt securities, in the case of debt warrants, and to receive payment, if any, for their warrants, in the case of universal warrants.


GOVERNING LAW

     Unless otherwise stated in the prospectus supplement, the warrants and each warrant agreement will be governed by New York law.

                        DESCRIPTION OF PURCHASE CONTRACTS

     Please note that in this section entitled "Description of Purchase Contracts", references to Lehman Brothers Holdings refer only to Lehman Brothers Holdings and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own purchase contracts registered in their own names, on the books that Lehman Brothers Holdings, its agent or the trustee maintains for this purpose, and not those who own beneficial interests in purchase contracts registered in street name or in purchase contracts issued in book-entry form through one or more depositaries. Owners of beneficial interests in the purchase contracts should read the section below entitled "Book-Entry Procedures and Settlement".


GENERAL

     Lehman Brothers Holdings may issue purchase contracts in such amounts and in as many distinct series as Lehman Brothers Holdings wishes. In addition, Lehman Brothers Holdings may issue a purchase contract separately or as part of a unit, as described below under "Description of Units".

     This section summarizes terms of the purchase contracts that will apply generally to all purchase contracts. Most of the financial and other specific terms of your purchase contract will be described in the prospectus supplement. Those terms may vary from the terms described here.

     A form of each purchase contract reflecting the particular terms and provisions of a series of offered purchase contracts will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of any form of purchase contract when it has been filed by following the directions on page 6.

     The following briefly summarizes the material provisions of the purchase contracts. As you read this section, please remember that the specific terms of your purchase contract as described in the prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. You should read carefully the prospectus supplement and the more detailed provisions of the purchase contract, including the defined terms, for provisions that may be important to you. If there are differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements made in this section may not apply to your purchase contract.


PURCHASE CONTRACT PROPERTY

     Lehman Brothers Holdings may offer purchase contracts for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following:

     o securities of one or more issuers, including Lehman Brothers Holdings' securities described in this prospectus and securities of third parties,

     o   one or more currencies,

     o   one or more commodities,

     o any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, which may include any credit event (as defined in the prospectus supplement) relating to any company or companies or other entity or entities (which may include a government or governmental agency) other than Lehman Brothers Holdings, and

     o   one or more indices or baskets of the items described above.

     Each instrument, measure or event described above is referred to as a "purchase contract property". Each purchase contract will obligate:

     o the holder to purchase or sell, and obligate Lehman Brothers Holdings to sell or purchase, on specified dates, one or more purchase contract properties at a specified price or prices, or

     o the holder or Lehman Brothers Holdings to settle the purchase contract with a cash payment determined by reference to the value, performance or level of one or more purchase contract properties, on specified dates and at a specified price or prices.

     Some purchase contracts may include multiple obligations to purchase or sell different purchase contract properties, and both Lehman Brothers Holdings and the holder may be sellers or buyers under the same purchase contract. No holder of a purchase contract will, as such, have any rights of a holder of the purchase contract property purchasable under or referenced in the contract, including any right to receive payments on that property. Any securities deliverable by Lehman Brothers Holdings with respect to any purchase contracts will be freely transferrable by the holder.


PREPAID PURCHASE CONTRACTS; APPLICABILITY OF INDENTURE

     Some purchase contracts may require the holders to satisfy their obligations under the contracts at the time the contracts are issued. Those contracts are referred to as "prepaid purchase contracts". Lehman Brothers Holdings' obligation to settle a prepaid purchase contract on the relevant settlement date will be one of its senior debt securities or subordinated debt securities, which are described above under "Description of Debt Securities". Prepaid purchase contracts will be issued under the applicable indenture, and the provisions of that indenture will govern those contracts, including the rights and duties of the holders, the trustee and us with respect to those contracts.


NON-PREPAID PURCHASE CONTRACTS

     Some purchase contracts do not require the holders to satisfy their obligations under the contracts until settlement. Those contracts are referred to as "non-prepaid purchase contracts". The holder of a non-prepaid purchase contract may remain obligated to perform under the contract for a substantial period of time.

     Non-prepaid purchase contracts will be issued under a unit agreement, if they are issued in units, or under some other document, if they are not. For example, Lehman Brothers Holdings may issue non-prepaid purchase contracts under which the holder has multiple obligations to purchase or sell, some of which are prepaid and some of which are not, under one of its indentures. Unit agreements generally are described under "Description of Units" below. The particular governing document that applies to your non-prepaid purchase contracts will be described in the prospectus supplement.

     No Trust Indenture Act Protection

     Non-prepaid purchase contracts will not be senior debt securities or subordinated debt securities and will not be issued under one of Lehman Brothers Holdings' indentures, unless stated otherwise in the applicable prospectus supplement. Consequently, no governing documents for non-prepaid purchase contracts will be qualified as indentures, and no third party will be required to qualify as a trustee with regard to those contracts, under the Trust Indenture Act. Holders of non-prepaid purchase contracts will not have the protection of the Trust Indenture Act with respect to those contracts.

     Pledge by Holders to Secure Performance

     If provided in the prospectus supplement, the holder's obligations under the purchase contract and governing document will be secured by collateral. In that case, the holder, acting through the unit agent as its attorney-in-fact, if applicable, will pledge the items described below to a collateral agent named in the prospectus supplement, which will hold them, for Lehman Brothers Holdings' benefit, as collateral to secure the holder's obligations. This is referred to as the "pledge" and all the items described below as the "pledged items". The pledge will create a security interest in the holder's entire interest in and to:

     o any other securities included in the unit, if the purchase contract is part of a unit, or any other property specified in the applicable prospectus supplement,

     o   all additions to and substitutions for the pledged items,

     o all income, proceeds and collections received in respect of the pledged items, and

     o all powers and rights owned or acquired later with respect to the pledged items.

     The collateral agent will forward all payments from the pledged items to Lehman Brothers Holdings, unless the payments have been released from the pledge in accordance with the purchase contract and the governing document. Lehman Brothers Holdings will use the payments from the pledged items to satisfy the holder's obligations under the purchase contract.

     Settlement of Purchase Contracts That Are Part of Units

     If so provided in the prospectus supplement, the following will apply to a non-prepaid purchase contract that is issued together with any of Lehman Brothers Holdings' debt securities as part of a unit. If the holder fails to satisfy its obligations under the purchase contract, the unit agent may apply the principal and interest payments on the debt securities to satisfy those obligations as provided in the governing document. If the holder is permitted to settle its obligations by cash payment, the holder may be permitted to do so by delivering the debt securities in the unit to the unit agent as provided in the governing document.

     Book-entry and other indirect owners should consult their banks or brokers for information on how to settle their purchase contracts.

     Failure of Holder to Perform Obligations

     If the holder fails to settle its obligations under a non-prepaid purchase contract as required, the holder will not receive the purchase contract property or other consideration to be delivered at settlement. Holders that fail to make timely settlement may also be obligated to pay interest or other amounts.


     Merger and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

     Purchase contracts that are not prepaid will not restrict Lehman Brothers Holdings' ability to merge or consolidate with, or sell its assets to, another firm or to engage in any other transactions. If at any time Lehman Brothers Holdings merges or consolidates with, or sells its assets substantially as an entirety to, another firm, the successor company will succeed to and assume Lehman Brothers Holdings' obligations under these purchase contracts. Lehman Brothers Holdings will then be relieved of any further obligation under these purchase contracts and, in the event of any such merger, consolidation or sale, Lehman Brothers Holdings as the predecessor company may at any time thereafter be dissolved, wound up or liquidated.

     Purchase contracts that are not prepaid will not include any restrictions on Lehman Brothers Holdings' ability to put liens on its assets, including Lehman Brothers Holdings' interests in its subsidiaries. These purchase contracts also will not provide for any events of default or remedies upon the occurrence of any events of default.


INFORMATION IN THE PROSPECTUS SUPPLEMENT

     The prospectus supplement may contain, where applicable, the following information about your purchase contract:

     o whether the purchase contract obligates the holder to purchase or sell, or both purchase and sell, one or more purchase contract properties and the nature and amount of each of those properties, or the method of determining those amounts,

     o whether the purchase contract is to be prepaid or not and the governing document for the contract,

     o whether the purchase contract is to be settled by delivery of, or by reference or linkage to the value, performance or level of, the purchase contract properties,

     o any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contract,

     o if the purchase contract property is an index, the method of providing for a substitute index or indices or otherwise determining the amount payable in connection with the settlement of the purchase contract if any index changes or ceases to be made available by its publisher,

     o whether, following the occurrence of a market disruption event or force majeure event (as defined in the prospectus supplement), the settlement delivery obligation or cash settlement value of a purchase contract will be determined on a different basis than under normal circumstances,

     o whether the purchase contract will be issued as part of a unit and, if so, the other securities comprising the unit and whether any unit securities will be subject to a security interest in Lehman Brothers Holdings' favor as described below,

     o whether the purchase contract will be issued in global or non-global form, although, in any case, the form of a purchase contract included in a unit will correspond to the form of the unit and of any debt security or warrant included in that unit,

     o the identities of any depositaries and any paying, transfer, calculation or other agents for the purchase contracts,

     o any securities exchange or quotation system on which the purchase contracts or any securities deliverable in settlement of the purchase contracts may be listed, and

     o   any other terms of the purchase contracts.

     If Lehman Brothers Holdings issues a purchase contract as part of a unit, the prospectus supplement will state whether the contract will be separable from the other securities in the unit before the contract settlement date. A purchase contract issued in a unit in the United States may not be so separated before the 91st day after the unit is issued.


CALCULATION AGENTS

     Calculations relating to purchase contracts will be made by the calculation agent, an institution that Lehman Brothers Holdings appoints as its agent for this purpose. That institution may be an affiliate of Lehman Brothers Holdings, such as Lehman Brothers Inc. Lehman Brothers Holdings may appoint a different institution to serve as calculation agent from time to time after the original issue date of the purchase contract without your consent and without notifying you of the change. The initial calculation agent will be identified in the prospectus supplement.


NO LIMIT ON ISSUANCE OF PURCHASE CONTRACTS

     There is no limit on the number of purchase contracts or other securities that Lehman Brothers Holdings may issue.


GOVERNING LAW

     Unless stated otherwise in the prospectus supplement, the purchase contracts and any governing documents will be governed by New York law.


                             DESCRIPTION OF UNITS

     Please note that in this section entitled "Description of Units", references to Lehman Brothers Holdings refer only to Lehman Brothers Holdings and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own units registered in their own names, on the books that Lehman Brothers Holdings or its agent maintains for this purpose, and not those who own beneficial interests in units registered in street name or in units issued in book-entry form through one or more depositaries. Owners of beneficial interests in the units should read the section below entitled "Book-Entry Procedures and Settlement".


GENERAL

     Lehman Brothers Holdings may issue units in such amounts and in as many distinct series as Lehman Brothers Holdings wishes. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of your series will be described in the prospectus supplement. Those terms may vary from the terms described here.

     The units of a series will be issued under a separate unit agreement to be entered into between Lehman Brothers Holdings and one or more banks or trust companies, as unit agent, as set forth in the prospectus supplement. A form of each unit agreement, including a form of unit certificate representing each unit, reflecting the particular terms and provisions of a series of offered units will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of any form of unit agreement when it has been filed by following the directions on page 6 or by contacting the applicable unit agent.

     The following briefly summarizes the material provisions of the unit agreements and the units. The specific terms of your unit as described in the prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. You should read carefully the prospectus supplement and the more detailed provisions of the unit agreement and the unit certificate, including the defined terms, for provisions that may be important to you. If there are differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements made in this section may not apply to your unit.

     Lehman Brothers Holdings may issue units comprised of one or more debt securities, warrants and purchase contracts in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.


INFORMATION IN THE PROSPECTUS SUPPLEMENT

     The prospectus supplement may contain, where applicable, the following information about your unit:

     o the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

     o any provisions of the governing unit agreement that differ from those described below;

     o whether the units will be issued in global or non-global form, although, in any case, the form of a unit will correspond to the form of the debt securities, warrants and/or purchase contracts included in that unit,

     o the identities of the unit agent, any depositaries and any paying, transfer, calculation or other agents for the units,

     o any securities exchange or quotation system on which the units and the securities separable therefrom may be listed, and

     o   any other terms of the units.

     The applicable provisions described in this section, as well as those described under "Description of Debt Securities", "Description of Warrants" and "Description of Purchase Contracts", will apply to each unit and to any debt security, warrant or purchase contract included in each unit, respectively.

UNIT AGREEMENTS: PREPAID, NON-PREPAID AND OTHER

     Lehman Brothers Holdings will issue the units under one or more unit agreements to be entered into between Lehman Brothers Holdings and a bank or other financial institution, as unit agent. Lehman Brothers Holdings may add, replace or terminate unit agents from time to time. Lehman Brothers Holdings may also choose to act as its own unit agent. Lehman Brothers Holdings will identify the unit agreement under which your units will be issued and the unit agent under that agreement in the applicable prospectus supplement.

     If a unit includes one or more purchase contracts and all those purchase contracts are prepaid purchase contracts, Lehman Brothers Holdings will issue the unit under a "prepaid unit agreement". Prepaid unit agreements will reflect the fact that the holders of the related units have no further obligations under the purchase contracts included in their units. If a unit includes one or more non-prepaid purchase contracts, Lehman Brothers Holdings will issue the unit under a "non-prepaid unit agreement". Non-prepaid unit agreements will reflect the fact that the holders have payment or other obligations under one or more of the purchase contracts comprising their units. Lehman Brothers Holdings may also issue units under other kinds of unit agreements, which will be described in the applicable prospectus supplement. In some cases, Lehman Brothers Holdings may issue units under one of its indentures.

     A unit agreement may also serve as the governing document for a security included in a unit. For example, a non-prepaid purchase contract that is part of a unit may be issued under and governed by the relevant unit agreement.

     This prospectus refers to prepaid unit agreements, non-prepaid unit agreements and other unit agreements, generally, as "unit agreements".


GENERAL PROVISIONS OF A UNIT AGREEMENT

     The following provisions will generally apply to all unit agreements unless otherwise stated in the prospectus supplement.

     Enforcement of Rights

     The unit agent under a unit agreement will act solely as Lehman Brothers Holdings's agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any registered holder of or owner of a beneficial interest in those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders or owners to enforce or protect their rights under the units or the included securities.

     Except as indicated in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the indenture, warrant agreement or unit agreement under which that security is issued. Those terms are described elsewhere in this prospectus under the sections relating to debt securities, warrants and purchase contracts.

     Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities, other than debt securities and prepaid purchase contracts, that are included in those units. Limitations of this kind will be described in the prospectus supplement.

     Modification Without Consent of Holders

     Lehman Brothers Holdings and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

     o   to cure any ambiguity,

     o   to correct or supplement any defective or inconsistent provision, or

     o to make any other change that Lehman Brothers Holdings believes is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

     Lehman Brothers Holdings does not need any approval to make changes that affect only units to be issued after the changes take effect. Lehman Brothers Holdings may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, Lehman Brothers Holdings does not need to obtain the approval of the holder of the unaffected unit; Lehman Brothers Holdings only needs to obtain any required approvals from the holders of the affected units.

     The foregoing applies also to any security issued under a unit agreement, as the governing document.

     Modification With Consent of Holders

     Lehman Brothers Holdings may not amend any particular unit or a unit agreement with respect to any particular unit unless Lehman Brothers Holdings obtains the consent of the holder of that unit, if the amendment would:

     o impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right,

     o impair the right of the holder to purchase or sell, as the case may be, the purchase contract property under any non-prepaid purchase contract issued under the unit agreement, or to require delivery of or payment for that property when due, or

     o reduce the percentage of outstanding units of any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

     Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

     o If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series.

     o If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

     These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

     In each case, the required approval must be given by written consent.

     Unit Agreements Will Not Be Qualified Under Trust Indenture Act

     No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.


ADDITIONAL PROVISIONS OF A NON-PREPAID UNIT AGREEMENT

     In addition to the provisions described above, a non-prepaid unit agreement will include the following provisions.

     Obligations of Unit Holder

     Each holder of units issued under a non-prepaid unit agreement will:

     o be bound by the terms of each non-prepaid purchase contract included in the holder's units and by the terms of the unit agreement with respect to those contracts, and

     o appoint the unit agent as its authorized agent to execute, deliver and perform on the holder's behalf each non-prepaid purchase contract included in the holder's units.

     The unit agreement for a unit that includes a non-prepaid purchase contract will also include provisions regarding the holder's pledge of collateral and special settlement provisions. These are described above under "Description of Purchase Contracts--Additional Terms of Non-Prepaid Purchase Contracts".

     Assumption of Obligations by Transferee

     When the holder of a unit issued under a non-prepaid unit agreement transfers the unit to a new holder, the new holder will assume the obligations of the prior holder with respect to each non-prepaid purchase contract included in the unit, and the prior holder will be released from those obligations. Under the non-prepaid unit agreement, Lehman Brothers Holdings will consent to the transfer of the unit, to the assumption of those obligations by the new holder and to the release of the prior holder, if the transfer is made in accordance with the provisions of that agreement.


MERGERS AND SIMILAR TRANSACTIONS PERMITTED; NO RESTRICTIVE COVENANTS OR EVENTS OF DEFAULT

     The unit agreements will not restrict Lehman Brothers Holdings's ability to merge or consolidate with, or sell its assets to, another firm or to engage in any other transactions. If at any time Lehman Brothers Holdings merges or consolidates with, or sells its assets substantially as an entirety to, another firm, the successor company will succeed to and assume Lehman Brothers Holdings' obligations under the unit agreements. Lehman Brothers Holdings will then be relieved of any further obligation under these agreements and, in the event of any such merger, consolidation or sale, Lehman Brothers Holdings as the predecessor corporation may at any time thereafter be dissolved, wound up or liquidated.

     The unit agreements will not include any restrictions on Lehman Brothers Holdings' ability to put liens on its assets, including Lehman Brothers Holdings' interests in its subsidiaries. The unit agreements also will not provide for any events of default or remedies upon the occurrence of any events of default.


NO LIMIT ON ISSUANCE OF UNITS

     There is no limit on the number of units or other securities that Lehman Brothers Holdings may issue.


GOVERNING LAW

     Unless otherwise stated in the prospectus supplement, the unit agreements and the units will be governed by New York law.


                           FORM, EXCHANGE AND TRANSFER

     Securities will only be issued in registered form; no securities will be issued in bearer form. Lehman Brothers Holdings will issue each debt security, warrant, purchase contract or unit in book-entry form only, unless otherwise specified in the prospectus supplement. Securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary's system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. Only the depositary will be entitled to transfer or exchange a security in global form, since it will be the sole holder of the security. These book-entry securities are described below under "Book-Entry Procedures and Settlement".

     If any securities are issued in non-global form or cease to be book-entry securities (in the circumstances described in the next section), the following will apply to them:

     o The securities will be issued in fully registered form in denominations stated in the prospectus supplement. Holders may exchange their securities for debt securities, warrants, purchase contracts or units, as the case may be, of the same series of smaller denominations or combined into fewer securities of the same series of larger denominations, as long as the total amount is not changed.

     o Holders may exchange, transfer, present for payment or exercise their securities at the office of the trustee, warrant agent, unit agent or other agent indicated in the prospectus supplement. They may also replace lost, stolen, destroyed or mutilated securities at that office. Lehman Brothers Holdings may appoint another entity to perform these functions or may perform them itself.

     o Holders will not be required to pay a service charge to transfer or exchange their securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if Lehman Brothers Holdings' transfer agent is satisfied with the holder's proof of legal ownership. The transfer agent may also require an indemnity before replacing any securities.

     o If Lehman Brothers Holdings has the right to redeem, accelerate or settle any securities before their maturity or expiration, and Lehman Brothers Holdings exercises that right as to less than all those securities, Lehman Brothers Holdings may block the transfer or exchange of those securities during the period beginning 15 days before the day Lehman Brothers Holdings mails the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. Lehman Brothers Holdings may also refuse to register transfers of or exchange any security selected for early settlement, except that Lehman Brothers Holdings will continue to permit transfers and exchanges of the unsettled portion of any security being partially settled.

     o If fewer than all of the securities represented by a certificate that are payable or exercisable in part are presented for payment or exercise, a new certificate will be issued for the remaining amount of securities.


                      BOOK-ENTRY PROCEDURES AND SETTLEMENT

     Most offered securities will be book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company, a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

     Purchasers of securities may only hold interests in the global securities through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary--banks, brokerage houses and other institutions that maintain securities accounts for customers--that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom".

     The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded securities are held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

     A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

     o DTC is unwilling or unable to continue as depositary for such global security and Lehman Brothers Holdings does not appoint a qualified replacement for DTC within 90 days; or

     o Lehman Brothers Holdings in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

     Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount or aggregate number of warrants or units, as the case may be. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

     In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments, notices of redemption and other notices to security holders will mean payments, notices of redemption and other notices to DTC as the registered holder of the securities for distribution to participants in accordance with DTC's procedures.

     DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

     Lehman Brothers Holdings will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.


CLEARSTREAM AND EUROCLEAR

     Links have been established among DTC, Clearstream Banking, societe anonyme, Luxembourg ("Clearstream Banking SA") and Euroclear (two international clearing systems that perform functions similar to those that DTC performs in the U.S.), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

     Although DTC, Clearstream Banking SA and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

     Clearstream Banking SA and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream Banking SA and Euroclear, as participants in DTC.

     When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream Banking SA participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. Clearstream Banking SA or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream Banking SA or Euroclear will credit its participant's account. Credit for the book-entry securities will appear on the next day (European time).

     Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream Banking SA or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

     When a Clearstream Banking SA or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking SA or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream Banking SA or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream Banking SA or Euroclear participant's account would instead be valued as of the actual settlement date.


                  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The prospectus supplement will contain a summary of the material U.S. federal income tax consequences to U.S. persons investing in offered securities. The summary of U.S. federal income tax consequences contained in the prospectus supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. You are urged to consult your own tax advisor prior to any acquisition of offered securities.


                              PLAN OF DISTRIBUTION

     Lehman Brothers Holdings may offer the offered securities in one or more of the following ways from time to time:

     o   to or through underwriters or dealers;

     o   by itself directly;

     o   through agents; or

     o   through a combination of any of these methods of sale.

     Any such underwriters, dealers or agents may include Lehman Brothers Inc. or other affiliates of Lehman Brothers Holdings.

     The prospectus supplement relating to a particular offering of securities will set forth the terms of such offering, including:

     o   the name or names of any underwriters, dealers or agents;

     o the purchase price of the offered securities and the proceeds to Lehman Brothers Holdings from such sale;

     o any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

     o   the initial public offering price;

     o any discounts or concessions to be allowed or reallowed or paid to dealers; and

     o any securities exchanges on which such offered securities may be listed.

     Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

     In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below:

     o A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

     o A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

     o A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

     These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

     If dealers are utilized in the sale of offered securities, Lehman Brothers Holdings will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

     Offered securities may be sold directly by Lehman Brothers Holdings to one or more institutional purchasers, or through agents designated by Lehman Brothers Holdings from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Lehman Brothers Holdings to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the applicable prospectus supplement, Lehman Brothers Holdings will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Lehman Brothers Holdings at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.


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     Lehman Brothers Inc., the U.S. broker-dealer subsidiary of Lehman Brothers
Holdings, is a member of the National Association of Securities Dealers, Inc. and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Lehman Brothers Inc. participates will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the NASD. Furthermore, any underwriters offering the offered securities will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer.

     This prospectus together with any applicable prospectus supplement may also be used by Lehman Brothers Inc. and other affiliates of Lehman Brothers Holdings in connection with offers and sales of the offered securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Such affiliates may act as principals or agents in such transactions. Such affiliates have no obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

     Underwriters, dealers and agents may be entitled, under agreements with Lehman Brothers Holdings, to indemnification by Lehman Brothers Holdings relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Lehman Brothers Holdings and affiliates of Lehman Brothers Holdings in the ordinary course of business.

     Each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.


UNITED KINGDOM SELLING RESTRICTIONS

     Each underwriter will represent and agree that:

     o it has not offered or sold and prior to the date six months after the date of issue of the offered securities will not offer or sell offered securities in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     o it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the offered securities in, from or otherwise involving the United Kingdom; and

     o it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the offered securities to a person who is of a kind described in
         Article 11(3) of the Financial Services Act 1986 (Investment Advertisement) (Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on.


                              ERISA CONSIDERATIONS

     Lehman Brothers Holdings has subsidiaries, including Lehman Brothers Inc., that provide services to many employee benefit plans. Lehman Brothers Holdings and any direct or indirect subsidiary of Lehman Brothers Holdings may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA"), and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986 (the "Code"), relating to many employee benefit plans. "Prohibited transactions" within the meaning of ERISA and the Code may result if any offered securities are acquired by an employee benefit plan relating to which Lehman Brothers Holdings or any direct or indirect subsidiary of Lehman Brothers Holdings is a party in interest, unless such offered securities are acquired pursuant to an applicable exemption. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to acquire the offered securities should consult with its legal counsel.


                                  LEGAL MATTERS

     Barrett S. DiPaolo, Vice President and Associate General Counsel of Lehman Brothers Holdings, has rendered an opinion to Lehman Brothers Holdings regarding the validity of the securities offered by the prospectus. Simpson Thacher & Bartlett, New York, New York, or other counsel identified in the applicable prospectus supplement, will act as legal counsel to the underwriters. Simpson Thacher & Bartlett has from time to time acted as counsel for Lehman Brothers Holdings and its subsidiaries and may do so in the future.


                                     EXPERTS

     The consolidated financial statements and financial statement schedule of Lehman Brothers Holdings Inc. as of November 30, 2000 and 1999, and for each of the years in the three-year period ended November 30, 2000, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements and such report are incorporated by reference in Lehman Brothers Holdings' annual report on Form 10-K for the year ended November 30, 2000, and incorporated by reference in this prospectus. The consolidated financial statements of Lehman Brothers Holdings referred to above are incorporated by reference in this prospectus in reliance upon such report given on the authority of said firm as experts in accounting and auditing. To the extent that Ernst & Young LLP audits and reports on consolidated financial statements of Lehman Brothers Holdings issued at future dates, and consents to the use of their report thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their report given on said authority.

                               [GRAPHIC OMITTED]



                                   $7,611,000



                          LEHMAN BROTHERS HOLDINGS INC.


    S&P 500 (Registered Trademark) INDEX CALLABLE SUNS (Registered Trademark) STOCK UPSIDE NOTE SECURITIES (Registered Trademark) DUE NOVEMBER 6, 2009.



                               ------------------

                              PROSPECTUS SUPPLEMENT
                                NOVEMBER 3, 2003


                              (INCLUDING PROSPECTUS
                              DATED JUNE 21, 2001)

                               ------------------

                                 LEHMAN BROTHERS